UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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VERA BRADLEY, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2021 PROXY STATEMENT

AND NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Welcome to the Vera Bradley, Inc.

Annual Meeting of Shareholders

Dear Shareholder of Vera Bradley, Inc.:

You are cordially invited to attend the 2021 Annual Meeting of Shareholders of Vera Bradley, Inc., to be held at 9:30 a.m., Eastern Time, on June 3, 2021 at our Design Center at 12420 Stonebridge Road, Roanoke, IN 46783.

The attached Notice of 2021 Annual Meeting of Shareholders and Proxy Statement provide information concerning the matters to be considered and voted on at the Annual Meeting. Please take the time to carefully read each of the proposals.

Regardless of the number of shares you hold or whether you plan to attend the meeting in person, your vote is important. Accordingly, please vote your shares as soon as possible by following the instructions you received on your proxy card. Voting your shares prior to the Annual Meeting will not prevent you from voting your shares in person if you subsequently choose to attend the meeting.

To make it easier for you to vote, Internet and telephone voting are available. The instructions for voting via the Internet and telephone can be found on your proxy card.

In light of the ongoing COVID-19 pandemic, we are encouraging all shareholders to take advantage of Internet and telephone voting. Additionally, while we anticipate that the Annual Meeting will occur as planned on June 3rd, there is a possibility that due to the COVID-19 pandemic the meeting may be postponed or the location changed, including possibly holding a virtual meeting. Should this occur, we will notify you by issuing a press release and filing an announcement with the Securities and Exchange Commission as definitive additional soliciting material. If you plan to attend the meeting in person, please note that we will be holding the meeting in accordance with recommended and any required social distancing guidelines and you will be required to wear a face covering over the nose and mouth.

Thank you for your continued support of Vera Bradley.

Sincerely,

Robert Wallstrom

President and Chief Executive Officer

[●], 2021

NOTICE OF 2021 ANNUAL MEETING OF SHAREHOLDERS

Date:	June 3, 2021

Time:	9:30 a.m., Eastern Time

Place:	Vera Bradley Design Center 12420 Stonebridge Road Roanoke, IN 46783

Record Date:	April 1, 2021. You are entitled to vote at the Annual Meeting only if you were a shareholder at the close of business on the record date.

Items of Business:

•  To elect ten Directors for a one-year term to expire at the 2022 Annual Meeting of Shareholders

•  To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2022

•  To approve, on an advisory basis, the compensation of the Company’s named executive officers

•  To approve a proposed amendment to our Second Amended and Restated Articles of Incorporation to allow shareholders to unilaterally amend our bylaws

•  To transact any other business as may properly come before the meeting or at any adjournments or postponements thereof

Proxy Voting:	Shareholders of record may vote in person at the Annual Meeting in Roanoke, but may also appoint proxies to vote their shares in one of the following ways, by:

Via Internet – cast your vote at www.proxyvote.com 24/7 until 11:59 p.m., Eastern Time on June 2, 2021	Via Phone – cast your vote by phone at 1-800-690-6903 24/7 until 11:59 p.m., Eastern Time on June 2, 2021	Via Mail – Mark, sign and date your proxy card and return it in the postage-paid envelope provided

Shareholders whose shares are held by a bank, broker or other nominee (in “street name”) may instruct such record holders how to vote their shares. Any proxy may be revoked at any time prior to its exercise at the meeting by following the procedures described in the proxy solicitation materials. If you hold your shares in “street name” and wish to vote your shares in person at the Annual Meeting, you must obtain a legal proxy from your bank, broker or other holder of record, giving you the right to vote the shares.

By Order of the Board of Directors,

Mark C. Dely

Corporate Secretary

[●], 2021

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be Held

on June 3, 2021: This 2021 Proxy Statement and Notice of Annual Meeting of Shareholders and our Fiscal 2021

Annual Report are available in the “Investor Relations” section of our website at www.verabradley.com.

PROXY SUMMARY

PROXY SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information you should consider, and we encourage you to read the entire Proxy Statement before voting.

FISCAL 2021 BUSINESS HIGHLIGHTS

Strategic Progress

In fiscal 2021, Vera Bradley, Inc. (the “Company” or “Vera Bradley”) concluded the final year of Vision 20/20 – our aggressive three-year plan to restore the Vera Bradley brand and business to a healthy foundation, and we completed the first full year of consolidated operations of Pura Vida. Despite the pandemic challenges, we strengthened our infrastructure and better positioned both the Pura Vida and Vera Bradley brands for the future. Some of our major achievements for the year included:

For Vera Bradley:

In the Product area:

❖

We accelerated our robust fabric innovation pipeline to develop new fabric offerings and build on our platform of sustainable fabrics. We expanded our full-line Performance Twill and recycled Re-Active collections, introduced our Ultralight fabrication in our factory stores, and developed our recycled cotton collection that will launch in May 2021.

❖

We quickly reacted to the consumer demand for personal protective equipment, producing and selling millions of cotton face masks, generating meaningful revenue and gross margin dollars for the fiscal year.

❖

We continued another year of collaborations with several iconic brands, including Crocs™, Disney™, and Gillette Venus™ to create and sell limited-edition product collections; introduced our signature masks and 1982 backpacks in Target stores and on target.com; and launched our collaboration with Warner Bros. Consumer Products for the creation of our Harry Potter™ + Vera Bradley collection.

On the Distribution front:

❖

We continued to strengthen and rationalize our store base. We opened six new factory stores and closed 13 underperforming full-line stores, ending the fiscal year with 75 full-line and 69 factory locations.

❖	We expanded and strengthened our partnerships with key online retailers such as Amazon.

In the Marketing area:

❖	Our loyal customer retention improved year-over-year which was a testament to our customers’ loyalty and our enhanced digital and data analytics programs.
❖

We successfully launched our new verabradley.com site which allowed us to improve our customer’s online buying experience and offer enhanced content to guide purchasing. We added a number of key site capabilities to support customers who shifted to online purchasing during the pandemic.

❖

Our investments in customer data science and business analytics positioned us well as we navigated through the pandemic, allowing us to collect and analyze data and respond to customer changes and adjust marketing spend in an agile way.

❖	Our targeted digital media efforts drove increased brand awareness and improved earned media. Total media impressions more than doubled to almost 10 billion for the year.

We reinforced our commitment to be an ESG-driven organization.

❖

We continued to strengthen our community support and charitable efforts under the umbrella of VB Cares, particularly through organizations that can profoundly improve the lives of women and children, including raising and donating $1.4 million to the Vera Bradley Foundation Center for Breast Cancer Research; over $630,000 to the Coronavirus Response Fund for Nurses; and donations to New Hope Girls, Blessings in a Backpack, and several other causes.

❖	Another aspect of our VB Cares focus is caring for our associates, and we were able to pay over $800,000 in bonuses to those serving on the front lines during the pandemic.
❖

We launched our Company-wide diversity and inclusion initiative, Project Quilt, to continue to enhance diversity, equality, and inclusion, focusing on three key areas – the Associate Experience, the Customer Experience, and the Community Experience.

❖	We continued our efforts to be more sustainable and reduce our environmental impact in 2020.
❖

We announced our goal of updating 100% of our fabrics to more sustainable alternatives by 2025 and launched our Re-Active Collection, which is made of recycled Polyethylene terephthalate (rPET). Each yard of fabric in the Collection is made from 16 recycled plastic bottles.

Vera Bradley, Inc. 2021 Proxy Statement	i

PROXY SUMMARY

❖

We continued our partnership with the Sustainable Apparel Coalition and are committed to using their evaluation tool, the HIGG index, as well as other reporting and disclosure tools, such as Sustainability Accounting Standards Board (SASB) to measure and report on the Company’s environmental impact.

For Pura Vida:

❖

Pura Vida’s e-commerce revenues increased nearly 15% for the fiscal year, despite the pandemic and significant supply chain disruptions during the lockdown. Average order values and conversion rates continued to grow year-over-year.

❖	Fiscal 2021 was focused on building a strong foundation of growth for Pura Vida.
❖

Using Vera Bradley’s global sourcing expertise, we significantly strengthened Pura Vida’s supply chain, diversifying raw material sourcing, and adding three additional production facilities in countries outside of El Salvador.

❖	We re-examined promotional activity and eliminated deep discounting, particularly around Black Friday, which led to gross margin rate improvement.
❖	We laid the groundwork for growth initiatives beyond jewelry to further expand Pura Vida’s lifestyle brand reach.

In the Product area:

❖

Pura Vida continued to show strength as a lifestyle brand by successfully expanding into new product categories. Nearly 50% of our e-commerce business is now comprised of jewelry categories other than traditional string bracelets, such as metal, semi-precious stones, charms, and the engravable collection, underscoring the brand’s lifestyle appeal.

❖

Charity bracelets continue to be an important element of the Pura Vida lifestyle and an important draw for our cause-minded customers. To date, Pura Vida has donated over $3.0 million to more than 200 charities.

On the Distribution front:

❖	Pura Vida expanded on the distribution front by launching fulfillment capabilities in Canada and entering into a third-party agreement for the wholesale distribution of our products in Europe to complement our existing e-commerce business and third-party operations there.
❖	We added Pura Vida shop-in-shops to six full-line Vera Bradley stores and expanded our presence in wholesale partners with larger in-store presentations.

In the Marketing area:

❖

Pura Vida’s social media remained one of the most highly-engaged brands in the accessories space on social media, with over 2.0 million Instagram followers. TikTok exposure has also increased with well over 200,000 followers, and a team of Brand Ambassadors and close to 150,000 micro influencers who are an active part of the brand and a key part of our marketing strategy.

❖

We entered into an agreement with TikTok sensation Charli D’Amelio, for our collaborative Pura Vida bracelet style pack which launched on March 5, 2021. We believe that her 150 million plus social media followers and her target demographic fits perfectly with the Pura Vida brand.

❖	Pura Vida continued to rank at the top of the industry for our net promoter and customer satisfaction scores.
❖	Earned media was strong with healthy returns on spend, and we doubled our SMS list from fiscal 2020 to over one million active subscribers, which drove meaningful revenue.

In the Information Technology area:

❖

We completed Project Novus, our information technology platform conversion, migrating our e-commerce site to a best-in-class, cloud-based solution and replacing our existing ERP, POS, Business Intelligence, and Order Management systems with cloud-based Microsoft D365. This conversion not only decreased the complexity of our IT systems but has provided us with a more efficient technology platform enabling our entire enterprise to make quick, data-based, informed decisions; further enhance our customer experience; and achieve our long-term growth objectives.

ii	Vera Bradley, Inc. 2021 Proxy Statement

PROXY SUMMARY

Financial Results

In the Company’s second fiscal quarter of the prior year (on July 16, 2019), Vera Bradley acquired a 75% interest in Creative Genius, Inc., which also operates under the name Pura Vida Bracelets (“Pura Vida”). Financial results for Pura Vida have been consolidated beginning July 17, 2019, the first full day following the acquisition. Figures prior to fiscal 2020 have not been restated to reflect the purchase transaction.

The graphs below provide a ‘‘snapshot’’ of our performance in accordance with accounting principles generally accepted in the United States (“GAAP”) in fiscal 2021 and the previous four fiscal years.

Net revenues totaled $468.3 million in fiscal 2021 compared to $495.2 million in fiscal 2020. Vera Bradley, Inc. net income in accordance with GAAP was $8.7 million, or $0.26 diluted EPS, in fiscal 2021, compared to $16.0 million, or $0.47 diluted EPS, in fiscal 2020.

Fiscal 2021 items impacting comparability. During fiscal 2021, Vera Bradley, Inc. net income was negatively impacted by $12.7 million of charges including after-tax charges of $4.8 million for amortization of definite-lived intangible assets; $4.5 million of store impairment charges; $2.1 million of technology-related re-platforming charges (“Project Novus”); $1.1 million of COVID-19-related charges including the cancellation of certain purchase orders and certain department store exit costs; and $0.2 million for an adjustment upon payment of the earn-out liability associated with the Pura Vida transaction. These charges negatively impacted diluted EPS by approximately $0.38 in fiscal 2021. The COVID-19 pandemic significantly impacted our operating results for the year.

Fiscal 2020 items impacting comparability. During fiscal 2020, Vera Bradley, Inc. net income was negatively impacted by $12.1 million of charges including after-tax Pura Vida purchase-related net charges of $9.7 million and after-tax charges of $2.4 million related to Project Novus, while net revenues were positively impacted by $65.9 million of incremental revenue attributable to Pura Vida. The Pura Vida purchase-related net charges and the Project Novus charges negatively impacted diluted EPS by approximately $0.35 in fiscal 2020. Refer to Note 16 of the Notes to the Consolidated Financial Statements set forth in Part II, Item 8 of the Company’s Annual Report on Form 10-K for the fiscal year ended February 1, 2020 for additional information.

Fiscal 2018 and fiscal 2017 items impacting comparability. Refer to Note 14 in the Company’s Annual Report on Form 10-K for the fiscal year ended February 2, 2019 regarding Vision 20/20-related charges and other charges incurred during fiscal 2018, and other charges incurred during fiscal 2017 (January 31, 2016 through January 28, 2017).

Corporate Responsibility and our Environmental, Social and Governance Efforts

Every day, we have the privilege of inspiring and connecting women and girls through our two lifestyle brands, our amazing products, our wonderful people and our community and global efforts. Vera Bradley and Pura Vida both nurture and promote a culture of diversity, inclusion, equality and fairness and are steadfastly focused on creating a future that is not only better but is also more sustainable for all of our stakeholders. We want to ensure our Company continues to be a great place to work, shop and invest, and that the world around us is a better place to live.

Being a positive force in the environmental, social and governance (“ESG”) movement is something we are committed to, and it is an integral part of our long-term vision of being a purpose-driven, multi-brand, high-growth company. We strive to be a leader on ESG issues that matter most to our stakeholders — our customers, our associates, our shareholders and our communities.

Vera Bradley, Inc. 2021 Proxy Statement	iii

PROXY SUMMARY

To engage our stakeholders, generating financial returns is important, but having a sustainable business, a solid balance sheet and a clear long-term strategy supported by a strong ESG commitment is also critical. We are continuing to build a company that our stakeholders are excited to invest in and be a part of now and in the future. We will continue building upon and communicating our historical strengths of connecting and bringing women and girls together as well as our positive social and environmental impact.

During the past year, we have strengthened the communities we serve around the world, developed and nurtured our approximately 2,500 associates, openly engaged with the investment community and promoted good corporate governance. Our Corporate Responsibility and Sustainability Report shares more details about our progress and our plans going forward. This document can be found on verabradley.com, and as we continue our journey, we will routinely update you on our progress.

EXECUTIVE COMPENSATION

Sound program design. We designed our executive officer compensation programs to attract, motivate and retain the key executives who drive our success. Pay that reflects performance and alignment with the interests of long-term shareholders are key principles. We achieve our objectives through compensation that:

❖	Provides a competitive total pay opportunity;

❖	Links a significant portion of total compensation to performance that we believe will create long-term shareholder value;

❖	Enhances retention by subjecting a meaningful portion of total compensation to multi-year vesting; and

❖	Does not encourage unnecessary and excessive risk taking.

Pay practices. We believe that appropriate corporate governance of our executive compensation program is enhanced by a number of practices, including engagement by the Compensation Committee of its own independent consultant and compensation tools, the absence of tax gross-ups in any of our compensation programs (including no excise tax gross-ups) and the adoption of stock ownership guidelines applicable to directors and officers.

Pay for performance. Our compensation program allows our Compensation Committee to determine pay based on a comprehensive view of quantitative and qualitative factors designed to produce long-term business success. The correlation between our financial results and executive officer compensation awarded, as described in the “Executive Compensation Discussion and Analysis” or “CD&A” which follows in this proxy statement, aligns the interests of our executive officers with those of the Company. Refer to the CD&A discussion for additional information regarding adjustments made to the performance metrics of the short-term and long-term incentive programs to appropriately recognize performance during the COVID-19 pandemic. Specifically in fiscal 2021:

❖

The Company achieved below target but above threshold levels for Q2 to Q4 Vera Bradley Brand and Enterprise adjusted operating income metrics at 99% of target and 92% of target, respectively. Pura Vida Brand adjusted operating income and Vera Bradley Brand, Pura Vida Brand and Enterprise net revenue threshold levels were not achieved.

❖

The Company exceeded its adjusted Q2 to Q4 Vera Bradley, Inc. EPS target by 6% for the fiscal 2021 performance year of the prior-year performance-based restricted stock unit grants. Tranche one of the fiscal 2021 performance-based restricted stock unit grant was not achieved as Vera Bradley, Inc. adjusted EPS fell below threshold.

❖

In addition to financial goals, the annual incentive opportunity included key strategic objectives tied to our Vera Bradley long-term strategic plan and intended to focus the team on making progress towards the initiatives of Vision 20/20 and business management through the COVID-19 pandemic. These strategic objectives paid out at 100% for the Vera Bradley Brand program, 85% for the Pura Vida Brand program and 121% for the Enterprise program, as described herein.

❖	Grants under the Company’s fiscal 2021 Plans vest over a three-year period to promote retention and long-term thinking.

CORPORATE GOVERNANCE HIGHLIGHTS

Our governance principles and practices include a number of policies and structures that we believe are “best practices” in corporate governance, including:

❖	Election of Directors for one-year terms;

❖	Appointment of a Lead Independent Director who participates in the process of preparing meeting agendas and schedules and presides over executive sessions of each Board meeting;

iv	Vera Bradley, Inc. 2021 Proxy Statement

PROXY SUMMARY

❖	Separation of Chair of the Board and Chief Executive Officer (“CEO”) roles;

❖	Holding executive sessions with only independent directors present at each meeting of the Board;

❖	Minimum stock ownership guidelines applicable to directors and executive officers;

❖	Holding requirements for equity grants made to directors and executive officers until minimum stock ownership guidelines are met;

❖	Policies prohibiting hedging, pledging and other problematic transactions involving Company securities by executive officers, directors and key employees;
❖	Practice of no excise tax gross-ups for directors and executive officers;

❖

The Company is recommending shareholders approve a proposal presented in this proxy statement to amend our Second Amended and Restated Articles of Incorporation to allow shareholders to unilaterally amend our bylaws to align with governance best practices; and

❖	Inclusion of double triggers for Severance Plan benefits upon a change in control.

SHAREHOLDER ENGAGEMENT

The Board maintains a process for shareholders and interested parties to communicate with the Board. Shareholders and interested parties may write or email our Board as provided below:

Write: Corporate Secretary Vera Bradley, Inc. 12420 Stonebridge Road Roanoke, Indiana 46783	Internet: http://investors.verabradley.com/corporate-governance/contact-the-board or http://investors.verabradley.com/contact-us	Email: jbentley@verabradley.com

We understand the importance of a robust shareholder engagement program. To that end, our Chief Executive Officer and appropriate members of management routinely attended meetings with shareholders and investor conferences, as well as regular meetings with institutional shareholders. Our meetings and interactions with shareholders are designed to help us better understand how our shareholders perceive Vera Bradley and to provide our shareholders an opportunity to discuss matters that they believe deserve attention. We believe our engagement has been productive and provides an open exchange of ideas and perspectives for both our shareholders and us.

Vera Bradley, Inc. 2021 Proxy Statement	v

PROXY SUMMARY

QUESTIONS AND ANSWERS

See “Questions and Answers” on page 38 for additional information.

Please see the Questions and Answers section beginning on page 38 for important information about the proxy materials, voting, the Annual Meeting, Vera Bradley documents, communications and the deadlines to submit shareholder proposals for the 2022 Annual Meeting of Shareholders.

Note about forward-looking statements

Certain statements in this proxy statement, other than purely historical information, which may include estimates, projections, statements relating to our business plans, objectives and expected operating results and the assumptions upon which those statements are based, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements may appear throughout this Proxy Statement, including without limitation, this Proxy Summary and “Executive Compensation Discussion and Analysis.” These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions. Forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties which may cause actual results to differ materially from the forward-looking statements. A detailed discussion of risks and uncertainties that could cause actual results and events to differ materially from such forward-looking statements is included in the section titled “Risk Factors” of our Forms 10-K and 10-Q. Additional risks and uncertainties not currently known to us, or that we currently deem to be immaterial, also may materially impact such forward-looking statements. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

vi	Vera Bradley, Inc. 2021 Proxy Statement

PROPOSAL NO. 1 ELECTION OF DIRECTORS

PROPOSAL NO. 1

ELECTION OF DIRECTORS

VOTE REQUIRED AND BOARD RECOMMENDATION

In 2019, the Board of Directors amended the Company’s Corporate Bylaws to provide for one-year terms for Directors instead of three-year terms beginning with those Directors elected at the 2019 annual meeting. Beginning with the 2021 annual meeting, all of the Company’s Directors will stand for election each year. As each term expires, the next term for the newly elected Director will be a one-year term. Vera Bradley’s Bylaws allow the Board to fix the number of directors by resolution, and our Board membership is currently set at ten directors.

Below are the directors nominated for election by shareholders to serve for a one-year term. The Board recommends a vote “FOR” each of the directors. Each director nominee will be elected by a plurality of votes cast, which means that the nominees receiving the highest number of votes will be elected as directors. Abstentions and broker non-votes will have no effect on the vote.

NAME	AGE	DIRECTOR SINCE	OCCUPATION	INDEPENDENT (Y/N)	OTHER PUBLIC BOARDS	GENDER

Barbara Bradley Baekgaard	82	1982	Co-Founder, Vera Bradley, Inc.	N	-	Female

Kristina Cashman	54	2020	Former Chief Financial Officer, several restaurant companies	Y	1	Female

Robert J. Hall	62	2007	President, Green Gable Partners	N	-	Male

Mary Lou Kelley	60	2015	Retired President, E-Commerce for Best Buy	Y	2	Female

John E. Kyees	74	2010	Retired Chief Financial Officer, Urban Outfitters, Inc.	Y	-	Male

Frances P. Philip	63	2011	Retired Chief Merchandising Officer, L.L. Bean, Inc.	Y	1	Female

Edward M. Schmults	58	2010	CEO, UL Holdings, Inc.	Y	-	Male

Carrie M. Tharp	40	2020	VP, Retail and Consumer, Google Cloud	Y	-	Female

Nancy R. Twine	36	-	CEO, Briogeo Hair Care	Y	-	Female

Robert Wallstrom	55	2013	President and Chief Executive Officer, Vera Bradley, Inc.	N	-	Male

Additional information regarding each director nominee, as well as the other members who serve on our board, follows below.

The Board of Directors has no reason to believe that any of the nominees will be unable to serve as a director. If, however, any nominee becomes unable to serve as a director prior to the Annual Meeting, the proxies will have discretionary authority to vote for a substitute nominee. Unless authority to do so is withheld, the persons named as proxies will vote “FOR” the election of the nominees.

VERA BRADLEY’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

A VOTE “FOR” THE ELECTION OF THE ABOVE-LISTED

NOMINEES TO THE BOARD OF DIRECTORS.

Vera Bradley, Inc. 2021 Proxy Statement	1

PROPOSAL NO. 1 ELECTION OF DIRECTORS

THE BOARD OF DIRECTORS

DIRECTOR QUALIFICATIONS AND SELECTION PROCESS

Each year at the Company’s annual meeting of shareholders, the Board recommends a slate of director nominees for election by shareholders. In addition, the Board fills vacancies on the Board when necessary or appropriate. The Board’s recommendations or determinations are based on the recommendations of, and information supplied by, the Nominating, Corporate Governance and Sustainability Committee as to the suitability of each individual and, where applicable, the slate as a whole to serve as directors, taking into account the criteria described below and other factors, including the requirements for Board committee membership.

The Nominating, Corporate Governance and Sustainability Committee is responsible for, among other things, reviewing on an annual basis the appropriate skills and characteristics required of directors in the context of prevailing business conditions and for making recommendations regarding the size and composition of the Board. The objective is a Board that brings to the Company a variety of perspectives and skills that are derived from high-quality business and professional experience and that are aligned with the Company’s strategic objectives. The Board has determined the most effective size of the Board currently to be ten.

Nominees for the Board must be committed to enhancing long-term shareholder value and possess a high level of personal and professional ethics, sound business judgment, appropriate experience and achievements, personal character and integrity. Board members are expected to understand our business and the industry in which we operate, regularly attend Board and relevant committee meetings, participate in meetings and decision-making processes in an objective and constructive manner and be available to advise our officers and management. Evaluations of candidates generally involve a review of background materials, internal discussions and interviews with selected candidates, as appropriate. Upon selection of a qualified candidate, the Nominating, Corporate Governance and Sustainability Committee recommends the candidate to the Board.

The Board also seeks members from diverse backgrounds so that the Board consists of members with a broad spectrum of experience and expertise and with a reputation for integrity. As a company founded by women, for women, the Company is thrilled to have six strong, accomplished women serve on our Board of Directors. With 60% female board membership following the Annual Meeting, Vera Bradley will be one of only a few public companies with such high female representation. The addition of Nancy R. Twine to our Board will also be an important step forward in bringing more racial diversity to our Company’s senior leadership.

The Nominating, Corporate Governance and Sustainability Committee may engage consultants or third-party search firms to assist in identifying and evaluating potential nominees. In recommending nominees, the Nominating, Corporate Governance, and Sustainability Committee considers nominees recommended by the Company’s shareholders in the same manner as described above provided any such shareholder follows the procedures set forth in the Company’s bylaws.

DIRECTOR NOMINEES FOR ELECTION AT THE 2021 ANNUAL MEETING

	Age(1)	Director Since
Barbara Bradley Baekgaard – Co-Founder Ms. Baekgaard co-founded Vera Bradley in 1982. From 1982 through June 2010, she served as Co-President, and in May 2010, she was appointed Chief Creative Officer. In 2017, Ms. Baekgaard became emeritus from the Chief Creative Officer role when Beatrice Mac Cabe assumed that role. She still serves as an active brand ambassador for the Vera Bradley brand. She also currently serves as a board member of the Indiana University Melvin and Bren Simon Cancer Center Development Board and the Vera Bradley Foundation for Breast Cancer.	82	1982

Qualifications: As Co-Founder of Vera Bradley, Ms. Baekgaard serves a key leadership role on our Board of Directors and provides the Board with a broad array of institutional knowledge and historical perspective. Since our founding, Ms. Baekgaard has provided leadership and strategic direction in our brand’s development by providing creative vision to areas such as marketing, product design, assortment planning and the design and visual merchandising of our stores.

2	Vera Bradley, Inc. 2021 Proxy Statement

PROPOSAL NO. 1 ELECTION OF DIRECTORS

Kristina Cashman	54	2020

Ms. Cashman served as the Chief Financial Officer of Upward Projects, a restaurant group, from May 2018 until March 2019. From 2013 until April 2018, she was Chief Financial Officer of Hopdoddy Burger Bar, Inc. Ms. Cashman’s prior experience includes President of Guy and Larry Restaurants and Chief Financial Officer of both Eddie V’s Restaurants, Inc. and P.F. Chang’s China Bistro, Inc. She was previously an Audit Manager with Ernst & Young.

Ms. Cashman serves as a director of and Chair of the Audit Committee for publicly-held Basset Furniture Industries, Inc.

Qualifications: Ms. Cashman brings to the Board of Directors particular knowledge and experience in finance, accounting, tax, and capital structure, as well as strategic planning, real estate strategy and selection, operations and incentive compensation plan development.

Robert J. Hall – Chair	62	2007

Mr. Hall has served as Chair of the Board since September 2010. Mr. Hall is the President of Green Gables Partners, a private investment firm that he founded in 2010. Prior to founding Green Gables, Mr. Hall started Andesite Holdings, a private equity firm, where he served as principal from 2007 to 2014. Mr. Hall served as an Executive Director for UBS Financial Services from 2000 to 2007.

Mr. Hall serves as a director of FlyLow Gear Co., a privately-held manufacturer of outerwear; as Board Chair of The Holderness School; and serves as Co-Chair of the U.S. Biathlon Association.

Qualifications: Mr. Hall provides our Board of Directors with insight and perspective on general strategic and financial matters stemming from his extensive experience in investment banking, investment management, financial planning and private placements.

Mary Lou Kelley	60	2015

Ms. Kelley served as President, E-Commerce for electronics retailer Best Buy from April 2014 through March 2017. Prior to joining Best Buy, Ms. Kelley served as Senior Vice President, E-Commerce for Chico’s FAS Inc. from June 2010 to March 2014. Ms. Kelley formerly held the posts of Vice President of Retail Real Estate and Marketing and Vice President of E-Commerce for L.L. Bean.

Ms. Kelley serves on the boards of YETI Holdings, Inc. a premium cooler and drinkware company and Finning International, a public company that is the world’s largest Caterpillar equipment dealer with operations in Canada, South America, the United Kingdom and Ireland. She also is an advisor to the Board of Directors and senior leadership of Falabella Retail, the largest department store retailer in South America.

Qualifications: Ms. Kelley has deep capabilities in developing the retail omni-channel experience, as well as e-commerce, marketing and strategic planning experience. She provides insight and counsel on a variety of issues as the Company continues to pursue our long-term strategic plan, which includes elevating our digital first strategy and our marketing efforts.

Vera Bradley, Inc. 2021 Proxy Statement	3

PROPOSAL NO. 1 ELECTION OF DIRECTORS

John E. Kyees – Lead Independent Director	74	2010

From February 2014 through May 2014, Mr. Kyees served as the interim Chief Financial Officer of Destination XL Group, Inc., the largest multi-channel specialty retailer of big and tall men’s apparel. In 2010, Mr. Kyees retired as the Chief Investor Relations Officer from Urban Outfitters, Inc., a lifestyle retail chain, after serving as Chief Financial Officer from 2003 to 2010. Mr. Kyees formerly held the position of Chief Financial Officer and Chief Administrative Officer for bebe stores, Inc., a retail chain headquartered in San Francisco, California, from 2002 to 2003.

Mr. Kyees is currently a director of Arhaus Furniture, a privately-held retailer.

Qualifications: Mr. Kyees brings to our Board of Directors over 40 years of experience in the consumer products retail and manufacturing industries. He has over 30 years of experience as a chief financial officer and nine years serving in that role for a public company. Institutional Investor magazine selected Mr. Kyees as a top specialty retail chief financial officer on five separate occasions, evidencing his strong skills in corporate finance, strategic and accounting matters.

Frances P. Philip	63	2011

From 1994 to 2011, Ms. Philip held positions of increasing responsibility at L.L. Bean, Inc., a privately-held outdoor apparel and equipment retailer based in Freeport, Maine, including Chief Merchandising Officer from 2002 to 2011. Prior to working at L.L. Bean, Ms. Philip was one of three principals who launched the innovative fresh flower catalog, Calyx & Corolla, and she served in a variety of roles with other specialty retailers, including The Nature Company, Williams-Sonoma and The Gap.

Ms. Philip also serves on the boards of Coats Group plc., a UK-based company traded on the London Stock Exchange that is the world’s leading industrial thread company; Vista Outdoor, a leading global designer, manufacturer and marketer of consumer products in the outdoor sports and recreation markets; Sea Bags, a privately-held manufacturer and retailer of handcrafted tote bags and accessories made from recycled sails; and Totes-Isotoner Corporation, a privately-held international umbrella, footwear and cold-weather accessory supplier.

Qualifications: Ms. Philip brings to our Board of Directors extensive experience in product design and development, multi-channel merchandising and the retail and consumer products industry.

Edward M. Schmults	58	2010

Since early 2021, Mr. Schmults has served as the Chief Executive Officer of UL Holdings, Inc., which operates Urbn Leaf retail stores in the legal cannabis market. From 2018 until early 2021, Mr. Schmults was the Chief Executive Officer of Calyx Peak Companies, which operates and manages assets in the legal cannabis market. From 2009 until 2018 Mr. Schmults served as the Chief Executive Officer and a director of Wild Things, LLC, a privately-held company that provides technical apparel, packs and bags to the U.S. military, federal and state law enforcement agencies and the consumer market. From 2005 to 2009, Mr. Schmults served as the Chief Executive Officer of FAO Schwarz, a toy retailer. Mr. Schmults has also served as Chief Operating Officer at RedEnvelope, Inc. and Patagonia.

Mr. Schmults is a member of the board of privately-held Calyx Peak Companies.

Qualifications: Mr. Schmults brings to our Board of Directors over 30 years of experience in branded consumer products, direct-to-consumer sales, finance, information technology and socially responsible business practices. Mr. Schmults also has significant experience in customization of consumer products as an early adopter in the apparel businesses in which he has worked.

4	Vera Bradley, Inc. 2021 Proxy Statement

PROPOSAL NO. 1 ELECTION OF DIRECTORS

Carrie M. Tharp	40	2020

Ms. Tharp has served as Vice President, Retail and Consumer, for Google Cloud, a global cloud provider, since August 2019. Between October 2016 and July 2019, she was Executive Vice President, Chief Digital Officer of luxury retailer Neiman Marcus Group and served as Interim Neiman Marcus Brand President from January 2019 until July 2019. From June 2013 until September 2016, Ms. Tharp served as Senior Vice President, Chief Marketing Officer and Head of eCommerce for Fossil Group, a multi-brand watch and accessories business. Prior to that, she held various management positions with Travelocity and Dean Foods.

Qualifications: Ms. Tharp has extensive expertise in marketing, brand management, digital fluency, social media, customer insights, analytics, customer strategy, and omni-channel retailing.

Nancy R. Twine	36	-

Ms. Twine is the CEO of Briogeo Hair Care, a company she founded in 2014. Briogeo is a line of carefully crafted, clean hair care and is now one of the largest, independent Black-owned prestige beauty brands in the U.S. From 2007 until 2014, she was Vice President of Commodities Sales and Trading at Goldman Sachs in New York City.

Ms. Twine currently serves as an Advisor to the Sephora USA Diversity Advisory Counsel.

Qualifications: Ms. Twine brings to our Board of Directors knowledge and perspective on financial matters stemming from her experience in the commodities and trading markets. In addition, by launching and operating her own thriving business, Ms. Twine has unique experience and a deep understanding of brand building, marketing, product design, consumer insights, e-commerce, wholesale relationships, and operations.

Robert Wallstrom – President and Chief Executive Officer	55	2013

Mr. Wallstrom joined Vera Bradley as its President and Chief Executive Officer in 2013. From 2007 to 2013, Mr. Wallstrom served as President of Saks Fifth Avenue OFF 5TH, the outlet chain operated by Saks Fifth Avenue. Previously, he was Group Senior Vice President and General Manager of Saks’ flagship New York store from 2002 to 2007. Prior to joining Saks, Mr. Wallstrom held a variety of roles at retailer Macy’s Inc. from 1987 to 1995.

Mr. Wallstrom serves on the Board of Directors of the privately-held Brotherhood Mutual Insurance Company.

Qualifications: Mr. Wallstrom is a retail executive with extensive brand management experience, proven leadership abilities and a track record of driving growth. As President of Saks Fifth Avenue OFF 5TH, Mr. Wallstrom developed and implemented a strategic plan that repositioned the division as a growth engine, propelling it to a market-leading position. He has a deep background in strategic planning and execution, brand positioning, product development, store operations and merchandise planning and allocation.

(1)	Represents age as of the Annual Meeting date.

Vera Bradley, Inc. 2021 Proxy Statement	5

CORPORATE GOVERNANCE

CORPORATE GOVERNANCE

We believe corporate governance should promote the long-term interests of our shareholders, as well as maintain internal checks and balances, strengthen management accountability, engender public trust and foster responsible decision making and accountability. We continue to strengthen existing governance practices and develop new policies that make us a better company. To that end, the following policies and practices are used to guide and regulate various actions, in addition to the Company’s Articles of Incorporation and Bylaws.

CORPORATE GOVERNANCE GUIDELINES

Our Corporate Governance Guidelines set out various rules and principles for self-governance and address such matters as Board composition and structure, duties and responsibilities of directors and the Board and the duties of the Lead Independent Director, among other matters.

CONFLICT OF INTEREST AND BUSINESS ETHICS POLICY

We believe that credibility, integrity, trustworthiness and our core values are critical components of the current and future success of our business. Our Conflict of Interest and Business Ethics Policy is intended to help uphold high ethical standards in all of our operations by promoting ethical conduct and compliance with applicable laws, rules, regulations and standards. Our Board recognizes that no code of ethics can replace the thoughtful behavior of an ethical director or employee, but such a Code can provide guidance to help recognize and deal with ethical issues and to foster a culture of accountability.

CODE OF ETHICS FOR SENIOR FINANCIAL OFFICERS

In addition to being subject to the Conflict of Interest and Business Ethics Policy, our CEO, Chief Financial Officer (“CFO”) and Corporate Controller and Treasurer are also subject to our Code of Ethics for Senior Financial Officers. We will disclose on our website (www.verbradley.com) any amendment to, or waiver from, a provision of the Conflict of Interest and Business Ethics Policy or the Code of Ethics for Senior Financial Officers that applies to our CEO, CFO and Corporate Controller and Treasurer or persons performing similar functions and that relates to:

❖	Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships.
❖	Full, fair, accurate, timely and understandable disclosure in reports and documents that we file with the SEC and in other public communications we make.

❖	Compliance with applicable governmental laws, rules and regulations.

❖	The prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code.

❖	Accountability for adherence to the Code.

RISK OVERSIGHT

Our Board has and exercises ultimate oversight responsibility with respect to enterprise risk assessment and to the management of the strategic, operational, financial and legal risks facing our Company and its operations and financial condition. The Board is involved in setting our business and financial strategies and establishing what constitutes the appropriate level of risk for us and our business segments. Various committees of the Board provide assistance to the Board in its oversight of, among other things, risk assessment and risk management. The Board also monitors the process by which risk assessment and management is developed and implemented by management and reported to the full Board.

Our Audit Committee assists the Board in its oversight of our policies relating to risk assessment and risk management generally, with particular focus on our management of major financial risk exposures.

Our Compensation Committee assists the Board in assessing the nature and degree of risk that may be created by our compensation policies and practices to ensure both their appropriateness in terms of the level of risk-taking and consistency with our business strategies. In conjunction with its assessment, the Committee, with the assistance of independent consultants and independent compensation resources, reviews our compensation policies and practices. That review encompasses each of our incentive plans, eligible participants, performance measurements, parties responsible for certifying performance achievement and sums that could be earned, including caps on the amount of bonus and performance share units that can be earned.

6	Vera Bradley, Inc. 2021 Proxy Statement

CORPORATE GOVERNANCE

STOCK OWNERSHIP GUIDELINES

Our Board of Directors has adopted stock ownership guidelines for directors, executive officers and other senior executives. These guidelines are a means to motivate directors and executives to perpetuate enduring shareholder value and to ensure that the interests of directors and executives are aligned with those of shareholders.

The stock ownership guidelines require that all non-employee directors own share units (as defined below) of the Company’s common stock with a value equal to four times the annual cash retainer, or $198,000 in fiscal 2021. Until such time as a director has attained the applicable share ownership guideline, he or she is expected to retain share units awarded to him or her by the Company, with certain allowances to sell in order to meet tax obligations. The guideline is automatically revised in the event that the annual retainer is changed.

The CEO is required to hold share units with a value equal to four times his annual base salary rate, or $3,400,000 in fiscal 2021. The guideline is automatically revised in the event the CEO’s annual base salary rate changes. Certain executive officers, as determined by the Compensation Committee, are required to hold share units with a value equal to two times their annual base salary rate. Until such time as the CEO or another officer covered by the guidelines has attained the applicable share ownership guideline, they are expected to retain the share units awarded to him or her by the Company, with certain allowances to sell in order to meet tax obligations.

The guidelines define a “share unit” as each share of Vera Bradley common stock beneficially owned, including shares of restricted stock and restricted stock units (but excluding any stock options). Both vested and unvested shares of restricted stock and restricted stock units are included in calculating share units. Unvested equity awards subject to performance criteria are included at achieved performance levels for completed performance years and at estimated performance levels for incomplete performance years. All directors and officers subject to the stock ownership guidelines were in compliance with the guidelines as of March 31, 2021.

HEDGING, DERIVATIVES AND PLEDGING

The Company has adopted an Insider Trading Policy, which, among other things, prohibits directors and employees from:

❖	Entering into hedging (making an investment to reduce the risk of adverse price movements or to offset potential losses/gains in a Company security) or other monetization transactions or similar arrangements with respect to the Company’s securities.

❖	Engaging in transactions in publicly-traded options on Company securities (such as puts, calls and other derivative securities).

❖	Entering into pledging arrangements with respect to Company securities.

COMPENSATION COMMITTEE INTERLOCKS

AND INSIDER PARTICIPATION

The members of the Compensation Committee as of January 30, 2021 were Frances P. Philip, Edward M. Schmults and Carrie M. Tharp. None of the members of the Compensation Committee are now serving or previously have served as employees or officers of the Company or any subsidiary, nor has any member of the Compensation Committee engaged in any related party transaction with the Company. None of the Company’s executive officers serve as directors of, or in any compensation-related capacity for, companies with which members of the Compensation Committee are affiliated.

POLICY ON RELATED PARTY

TRANSACTIONS

In accordance with the rules of The NASDAQ Stock Market and our Audit Committee Charter, our Audit Committee reviews and, prior to consummation, approves any transaction, arrangement or relationship in which the Company is a participant; the amount involved exceeds $120,000; and one of our executive officers, directors, director nominees or 5% or greater shareholders (or their immediate family members) (each, a “related party”) has a direct or indirect material interest. Based on its consideration of all relevant facts and circumstances, the Audit Committee decides whether or not to approve the particular transaction and will generally approve only those transactions that are on terms no less favorable to us than those that we could obtain from unaffiliated third parties and have terms and conditions that are reasonable and customary.

Vera Bradley, Inc. 2021 Proxy Statement	7

CORPORATE GOVERNANCE

RELATED PARTY TRANSACTIONS FOR

FISCAL 2021

Certain Employees of the Company. Doug Wallstrom, the brother of Robert Wallstrom, is employed by us as our Photography Studio Director. In fiscal 2021, he earned compensation of $145,745 and received a restricted stock grant in the amount of $7,499 in connection with his employment.

Vera Bradley Foundation for Breast Cancer. The Company routinely makes charitable contributions to the Vera Bradley Foundation for Breast Cancer (the “Foundation”) and also provides employees and office space to the Foundation. The Foundation was founded by the co-founders of the Company, Barbara Bradley Baekgaard and Patricia R. Miller. Ms. Baekgaard is an employee and director of the Company, and Ms. Miller was a director of the Company until August 2019. Each serves on the board of directors of the Foundation. In addition, P. Michael Miller, a director of the Company, serves on the board of directors of the Foundation. There were approximately $53,000 of Company contributions made to the Foundation in fiscal 2021.

FAMILY RELATIONSHIPS

Barbara Bradley Baekgaard and Patricia Miller founded the Company in 1982 in Fort Wayne, Indiana. Ms. Baekgaard is an employee and director of the Company. Ms. Miller served as a Company director until August 2019. P. Michael Miller, a director, is the husband of Ms. Miller. Robert J. Hall, our Chair, is the son-in-law of Ms. Baekgaard.

COPIES OF GOVERNANCE DOCUMENTS

You may view the following documents at http://investors.verabradley.com/corporate-governance (please note that our website is not a part of this proxy statement):

❖	Corporate Governance Guidelines

❖	Conflicts of Interest and Business Ethics Policy

❖	Code of Ethics for Senior Financial Officers

❖	Insider Trading Policy

❖	Stock Ownership Guidelines

❖	Disclosure Policy

8	Vera Bradley, Inc. 2021 Proxy Statement

THE BOARD AND ITS COMMITTEES

THE BOARD AND ITS COMMITTEES

BOARD RESPONSIBILITIES

Being elected to serve on the Board of Directors is a high honor and privilege, and one that carries with it a serious responsibility to serve the interests of the Company and its shareholders. It is our desire that all Board members conduct themselves and perform their duties in an exemplary fashion, commensurate with the position of leadership that has been bestowed upon them by the shareholders.

Each Board member has the following basic responsibilities:

❖	To support the mission and purpose of the Company, and to abide by its Articles of Incorporation, Bylaws and policies.

❖	To be diligent in preparation for, attendance at and participation in Board meetings and related activities on behalf of the Company.

❖	To ensure that the financial and business affairs of the Company are, to the best of the Board member’s awareness, managed in a responsible manner.

❖	To act always in good faith and in the best interest of the Company, above any personal interest.

❖	To maintain the confidentiality of sensitive or proprietary information obtained as a result of Board service.

The primary duties of the Board include maximizing long-term shareholder value, by:

❖	Ensuring that the Company operates in a legal, ethical and socially responsible manner.

❖

Selecting, evaluating and offering substantive advice and counsel to the CEO and working with the CEO to develop effective measurement systems that will evaluate and determine the Company’s degree of success in creating long-term economic value for its shareholders.

❖	Reviewing, approving and monitoring fundamental financial and business strategies and major corporate actions.

❖	Overseeing the Company’s capital structure and financial policies and practices.
❖	Assessing major risks facing the Company and reviewing options for their mitigation.

❖	Providing counsel and oversight on the selection, evaluation, development and compensation of executive officers and providing critical and candid feedback on their performance.

BOARD INDEPENDENCE

A majority of our directors are independent of the Company and management. The Board (with the input of the Nominating, Corporate Governance and Sustainability Committee) has evaluated all business and charitable relationships between the Company and the Company’s current non-employee directors and nominees for election at the June 2021 Annual Meeting and all other relevant facts and circumstances. As a result of the evaluation, the Board determined, as required by the Company’s Corporate Governance Guidelines, that the following non-employee directors or nominees are “independent” as defined by the standards for director independence established and described below: Kristina Cashman, Mary Lou Kelley, John E. Kyees, Frances P. Philip, Edward M. Schmults, Carrie M. Tharp and Nancy R. Twine. Under these same standards, the Board of Directors has determined that Barbara Bradley Baekgaard, Robert J. Hall, and Robert Wallstrom are not independent. Current director P. Michael Miller, who is retiring from the board in conjunction with the June Annual Meeting, was also determined not to be independent.

Under the corporate governance requirements of The NASDAQ Stock Market (“NASDAQ”) our Board of Directors has a responsibility to make an affirmative determination that our directors serving as independent directors have no relationships with the Company that would impair their independence. Subject to some exceptions, the standards for independent directors established by NASDAQ and the Securities and Exchange Commission (“SEC”) generally provide that a non-employee director will not be independent if (a) the director is, or in the past three years has been, an employee of the Company; (b) the director or a member of the director’s immediate family is, or in the past three years has been, an executive officer of the Company; (c) the director or a member of the director’s immediate family has, in the past three years, received more than $120,000 per year in direct compensation from the Company (other than for service as a director or, for the immediate family member, as a non-executive employee); (d) the director is an employee, or the director or a member of the director’s immediate family is employed as

Vera Bradley, Inc. 2021 Proxy Statement	9

THE BOARD AND ITS COMMITTEES

a partner, of Deloitte & Touche LLP, the Company’s independent registered public accountants, or the director has an immediate family member who is a current employee of such firm and works in any capacity on the Company’s audit, or the director or an immediate family member was within the last three years a partner or employee of such firm and personally worked on the Company’s audit within that time; (e) the director or a member of the director’s immediate family is, or in the past three years has been, employed as an executive officer of a company where a Vera Bradley executive officer at the same time serves or served on the compensation committee; or (f) the director is an employee, or a member of the director’s immediate family is an executive officer, of a company that makes payments to, or receives payments from, Vera Bradley in an amount which, in any twelve-month period during the past three years, exceeds the greater of $200,000 or five percent of the consolidated gross revenues of the company receiving the payment.

The Company’s Corporate Governance Guidelines require that the independent directors meet in executive session at each regular meeting of the Board and, in fiscal 2021, they met in executive session during each regular meeting for a total of four times. These executive sessions are chaired by the Lead Independent Director, Mr. Kyees.

BOARD LEADERSHIP STRUCTURE AND LEAD INDEPENDENT DIRECTOR

Our Board of Directors believes that one of its most important functions is to protect shareholders’ interests through independent oversight of management, including the CEO; however, the Board of Directors does not believe that effective management oversight necessarily mandates a particular management structure, such as a separation of the role and identities of the Chair of the Board of Directors and CEO. The Board considers it important to retain flexibility to exercise its judgment as to the most appropriate management structure for us, based on the particular circumstances facing us from time to time. Currently, the positions of Chair of the Board of Directors and CEO are held by separate persons because the Board of Directors has determined that this structure aids in the oversight of management and is in the best interests of the Company and its shareholders at this point in time.

Since 2011, John E. Kyees has served as the Lead Independent Director. Pursuant to the Company’s Corporate Governance Guidelines, the lead director is an independent director who is elected from time to time, but not less frequently than annually, by the affirmative vote of a majority of the independent directors. The Lead Independent Director, among other things, chairs executive sessions of the independent directors, reviews the meeting agenda with our CEO, leads the discussion with our CEO following the independent directors’ executive sessions, ensures that the Board’s individual group and committee self-assessments are done annually and leads periodic discussions with other Board members and management concerning the Board’s information needs. The Board believes this structure allows all of the independent directors to participate in the full range of the Board’s responsibilities with respect to its oversight of the Company’s management. The Board of Directors has determined that this leadership structure is appropriate given the size and complexity of the Company, the number of directors overseeing the Company and the Board of Directors’ oversight responsibilities. Further, the Board of Directors believes that these responsibilities appropriately and effectively complement the roles of our Chair of the Board and CEO.

STANDING COMMITTEES AND MEETINGS OF THE BOARD

Our Board of Directors has established an Audit Committee; a Compensation Committee; and a Nominating, Corporate Governance and Sustainability Committee. Only independent directors are members of these three committees.

Our Board of Directors held six meetings during fiscal 2021, and each of our directors attended at least 75% of the total number of meetings of the Board and all of the committees of the Board of which such director was a member held during the period in which such director served. Directors are encouraged to attend our annual meetings of shareholders, and all directors serving at that time attended the annual shareholders meeting held on June 2, 2020.

CURRENT COMMITTEE MEMBERSHIP

COMMITTEE	INDEPENDENT MEMBERS	CHAIR
Audit	Kristina Cashman John E. Kyees Mary Lou Kelley	●
Compensation	Edward M. Schmults Frances P. Philip Carrie M. Tharp	●
Nominating, Corporate Governance and Sustainability	Frances P. Philip John E. Kyees Edward M. Schmults	●

Audit Committee. Our Audit Committee reviews and recommends to the Board of Directors internal accounting and financial controls, accounting principles and auditing

10	Vera Bradley, Inc. 2021 Proxy Statement

THE BOARD AND ITS COMMITTEES

practices to be employed in the preparation and review of our financial statements. In addition, our Audit Committee has the authority to engage, oversee and dismiss public accountants to audit our annual financial statements and determine the scope of the audit to be undertaken by such accountants. Our Audit Committee also reviews the fairness of related party transactions. The Board of Directors has determined that both Ms. Kristina Cashman, the Chair of the Audit Committee, and John E. Kyees, former chair and member of the Audit Committee are both “audit committee financial experts” (as defined by Item 407(d)(5)(ii) of Regulation S-K) and are “independent” (under the definitions and interpretations of NASDAQ Stock Market), in accordance with the rules of The NASDAQ Stock Market. The Audit Committee met ten times in fiscal 2021.

Compensation Committee. Our Compensation Committee reviews and determines policies, practices and procedures relating to the compensation of executive officers, including the CEO, and the establishment and administration of certain employee benefit plans for executive officers. The Compensation Committee has the authority to administer our 2020 Equity and Incentive Plan (“2020 Plan”) and to advise and consult with our officers regarding managerial personnel policies. Our 2010 Equity and Incentive Plan expired in October 2020 but is maintained for grants awarded prior to the effectiveness of the 2020 Plan. The Compensation Committee met six times in fiscal 2021.

Nominating, Corporate Governance and Sustainability Committee. Our Nominating, Corporate Governance and Sustainability Committee assists the Board of Directors with its responsibilities regarding the identification of individuals qualified to become directors, the selection of the director nominees for the next annual meeting of shareholders and the selection of director candidates to fill any vacancies on the Board of Directors. It also has responsibility for the company’s ESG (Environmental, Social and Governance) efforts, including reviewing and making recommendations to the Board regarding the Company’s ESG strategy and compliance with corporate governance, environmental sustainability and social responsibility. The Nominating, Corporate Governance and Sustainability Committee also reviews our efforts to audit our suppliers to ensure compliance with our vendor code of conduct. It also reviews and makes recommendations to the Board regarding the preparation, review of and compliance with corporate governance policies, succession planning for the CEO and tenure and retirement policies for directors. The Nominating, Corporate Governance and Sustainability Committee and

management are responsible for director continuing education programs to assist directors in maintaining skills and knowledge necessary or appropriate for the performance of their responsibilities. Continuing education programs for directors may include a combination of internally developed materials and presentations, programs presented by third parties and financial and administrative support for attendance at qualifying academic or other independent programs. The Nominating, Corporate Governance and Sustainability Committee met four times in fiscal 2021.

ANNUAL BOARD AND COMMITTEE EVALUATIONS

Our Board and each of our standing committees annually conduct self-evaluations to identify opportunities to improve Board and committee performance.

COMMITTEE CHARTERS

The charters of the three standing committees of the Board of Directors describe the governance framework for each Committee. The charters, along with the Corporate Governance Guidelines, are intended to ensure our Board has the necessary authority and practices in place to review and evaluate our business operations and to make decisions that are independent of management.

You may view the charters at

http://investors.verabradley.com/corporate-governance

COMMUNICATIONS WITH DIRECTORS

Shareholders may communicate with our directors by transmitting correspondence to our investor relations desk via the internet at http://investors.verabradley.com/corporate-governance/contact-the-board or to our Secretary at:

Corporate Secretary

c/o Vera Bradley, Inc.

12420 Stonebridge Road

Roanoke, Indiana 46783

The Secretary will, as appropriate, forward communications to the Board of Directors or to any individual director, directors or committee to whom the communication is directed.

Vera Bradley, Inc. 2021 Proxy Statement	11

DIRECTOR COMPENSATION

DIRECTOR COMPENSATION

The Compensation Committee annually reviews the compensation for our Board of Directors and the tables below reflect the cash and equity compensation provided for service on our Board. All directors other than Mr. Wallstrom and Ms. Baekgaard participate in our non-employee director compensation program. In March 2020, the Board temporarily suspended the Board cash retainer in order to protect the Company’s financial position and liquidity during the COVID-19 pandemic. The Board was not compensated for services during the suspended period. The payments resumed in July 2020 for services related to the second calendar quarter (April 2020 through June 2020), but with a 20% reduction. Full payments resumed with November 2020 services.

CASH COMPENSATION FOR NON-EMPLOYEE DIRECTORS

As mentioned, payments of cash retainer fees were temporarily suspended and reduced during part of our fiscal 2021 as a result of the COVID-19 pandemic. The non-adjusted fee for our non-employee directors under the cash compensation element of the program during fiscal 2021 was $49,500. We typically pay the Chair of our Board of Directors an additional $27,000 retainer and the Lead Independent Director an additional retainer of $9,000. In addition, we typically pay the following annual retainers for committee service:

FISCAL 2021 ANNUAL BOARD RETAINERS
Audit Committee Chair	$13,500
Audit Committee Members	9,000
Compensation Committee Chair	9,000
Compensation Committee Members	6,300
Nominating, Corporate Governance and Sustainability Committee Chair	7,875
Nominating, Corporate Governance and Sustainability Committee Members	5,400

All of our directors are reimbursed for reasonable travel and other expenses incurred in connection with attending meetings of the Board of Directors and its committees.

RESTRICTED STOCK UNITS FOR NON-EMPLOYEE DIRECTORS

We also provide each of our non-employee directors with an annual equity grant with a grant date value of approximately $85,000. These restricted stock units vest and settle in our common shares, on a one-for-one basis, on the first anniversary of the grant date. The applicable award agreement also provides that the units shall vest immediately upon the death or disability of the director and upon the occurrence of a change in control of the Company, as defined in the agreement.

FISCAL 2021 DIRECTOR COMPENSATION

The following table summarizes compensation that our non-employee directors earned during fiscal 2021 for services as members of our Board of Directors, which reflects the COVID-19-related reductions previously discussed.

FISCAL 2021 DIRECTOR COMPENSATION
NAME(1)	FEES EARNED OR PAID IN CASH	STOCK AWARDS(2)	TOTAL
Richard Baum(3)	$8,160	$84,999	$93,159
Kristina Cashman(4)	34,125	—	34,125
Robert J. Hall	54,825	84,999	139,824
Mary Lou Kelley	41,925	84,999	126,924
John E. Kyees	54,750	84,999	139,749
Matthew McEvoy(3)	7,800	84,999	92,799
P. Michael Miller	35,475	84,999	120,474
Frances P. Philip	45,634	84,999	130,633
Edward M. Schmults	45,795	84,999	130,794
Carrie M. Tharp	32,550	—	32,550
(1)	We did not pay our employee directors, Mr. Wallstrom and Ms. Baekgaard, any compensation for their services on our Board of Directors in fiscal 2021.
(2)

Represents the aggregate grant date fair value of restricted stock awarded during the fiscal year computed in accordance with FASB ASC Topic 718. Additional information regarding the calculation of these values is included in Notes 2 and 8 to our consolidated financial statements.

(3)	Mr. Baum’s and Mr. McEvoy’s terms expired at the June 2020 annual meeting.
(4)	The fees herein do not reflect Ms. Cashman’s role as the Audit Committee Chair as that appointment began during fiscal 2022.

12	Vera Bradley, Inc. 2021 Proxy Statement

PROPOSAL NO. 2 RATIFICATION OF INDEPENDENT AUDITOR

PROPOSAL NO. 2

RATIFICATION OF INDEPENDENT AUDITOR

PROPOSAL

The Audit Committee has selected Deloitte & Touche LLP, or Deloitte, as our independent registered public accounting firm to audit the consolidated financial statements of Vera Bradley for the fiscal year ending January 29, 2022. The Audit Committee and the Board of Directors seek to have the shareholders ratify the Audit Committee’s appointment of Deloitte. Representatives of Deloitte will be present at the Annual Meeting and will have the opportunity to make a statement, if they desire to do so, and to respond to appropriate questions. Deloitte also served as our independent registered public accounting firm for fiscal 2021.

PRINCIPAL ACCOUNTING FEES AND SERVICES

The following table sets forth the aggregate fees billed by Deloitte to Vera Bradley for fiscal years 2021 and 2020:

FEES PAID TO DELOITTE
	FISCAL 2021	FISCAL 2020
Audit Fees(1)	$1,122,538	$1,037,863
Audit-Related Fees(2)	—	560,000
Tax Fees(3)	107,971	101,520
All Other Fees(4)	1,895	1,895

Total	$1,232,404	$1,701,278

(1)

Audit Fees for fiscal years 2021 and 2020 consist of fees for professional services rendered by Deloitte in connection with the integrated audit of the consolidated financial statements and the effectiveness of the Company’s controls over financial reporting and reviews of our interim consolidated financial statements.

(2)	Audit-Related Fees for fiscal year 2020 consist of fees for due diligence and other consultations for the Pura Vida acquisition.
(3)	Tax Fees consist primarily of fees associated with tax compliance, advice and planning services.
(4)	All Other Fees consist of fees for products and services other than the above-described services. In fiscal years 2021 and 2020, these fees related to an online research database subscription.

The Audit Committee’s written charter requires the Audit Committee to pre-approve, prior to engagement, all audit and permissible non-audit services provided by the independent registered public accounting firm on an individual basis. All of the services described in the table above were pre-approved by the Audit Committee. The Audit Committee considered the services listed above to be compatible with maintaining Deloitte’s independence.

VOTE REQUIRED AND BOARD RECOMMENDATION

This proposal will be approved if a quorum is present, in person or by proxy, at the Annual Meeting and the votes properly cast favoring the proposal exceed the votes properly cast opposing the proposal. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum but will not have any effect on the outcome of the proposal.

VERA BRADLEY’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2022.

Vera Bradley, Inc. 2021 Proxy Statement	13

AUDIT COMMITTEE REPORT

AUDIT COMMITTEE REPORT

Management is responsible for the preparation, presentation and integrity of Vera Bradley’s consolidated financial statements and the Company’s internal control over financial reporting. The independent registered public accounting firm of Deloitte & Touche LLP, or Deloitte, was responsible in fiscal 2021 for performing an integrated audit of the Company’s consolidated financial statements and the effectiveness of the Company’s controls over financial reporting. The Audit Committee’s responsibility is to monitor and oversee these processes. The Audit Committee is also responsible for selecting and evaluating the independence of the Company’s independent registered public accounting firm and for pre-approving the services rendered by that firm.

In this context, the Audit Committee reports as follows:

1.	The Audit Committee has reviewed and discussed with management Vera Bradley’s audited consolidated financial statements for the fiscal year ended January 30, 2021;

2.	The Audit Committee has discussed with Deloitte the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the Commission;

3.

The Audit Committee has received and reviewed the written disclosures and the letter from Deloitte required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte’s communications with the Audit Committee concerning independence and has discussed with Deloitte its independence; and

4.	The Audit Committee has considered whether the provision by Deloitte of non-audit services to Vera Bradley is compatible with maintaining Deloitte’s independence.

Based on these procedures and discussions, the Audit Committee recommended to the Board of Directors that the Company’s audited consolidated financial statements referred to above be included in Vera Bradley’s Annual Report on Form 10-K for the fiscal year ended January 30, 2021, for filing with the Securities and Exchange Commission.

SUBMITTED BY THE AUDIT COMMITTEE

Kristina Cashman

Mary Lou Kelley

John E. Kyees

14	Vera Bradley, Inc. 2021 Proxy Statement

PROPOSAL NO. 3 ADVISORY VOTE ON EXECUTIVE COMPENSATION

PROPOSAL NO. 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

PROPOSAL

The guiding principles of our compensation policies and decisions include aligning each executive’s compensation with our business strategy and the interests of our shareholders and providing incentives needed to attract, motivate and retain key executives who are important to our long-term success. Consistent with this philosophy, a significant portion of the total incentive compensation for each of our executives is directly related to our earnings and to other performance factors that measure our progress against the goals of our strategic and operating plans.

Shareholders are urged to read the “Executive Compensation Discussion and Analysis” section of this proxy statement, which discusses how our compensation design and practices reflect our compensation philosophy. The Compensation Committee and the Board of Directors believe that our compensation design and practices are effective in implementing our guiding principles.

We are required to submit a proposal to shareholders for a (non-binding) advisory vote to approve the compensation of our named executive officers (“NEOs”) pursuant to Section 14A of the Securities Exchange Act of 1934, as amended, or the Exchange Act. This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on the compensation of our NEOs. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the principles, policies and practices described in this proxy statement. Accordingly, the following resolution is submitted for shareholder vote at the Annual Meeting:

“RESOLVED, that the shareholders of Vera Bradley, Inc. approve, on an advisory basis, the compensation of its NEOs as disclosed in the proxy statement for the Annual Meeting, including the Summary Compensation Table, the Executive Compensation Discussion and Analysis and

other related tables and disclosures set forth in such proxy statement.”

Because this vote is advisory, the result will not be binding on us, our Board of Directors or our Compensation Committee, although our Compensation Committee will consider the outcome of the vote when evaluating our compensation principles, design and practices. Proxies submitted without direction pursuant to this solicitation will be voted “FOR” the approval of the compensation of our NEOs, as disclosed in this proxy statement, except with respect to shares held in street name, for which you must direct your broker to vote such shares. A say-on-pay vote will take place every year as determined by the Board of Directors and based on the advice provided by the shareholders.

VOTE REQUIRED AND BOARD RECOMMENDATION

This proposal will be approved if a quorum is present, in person or by proxy, at the Annual Meeting and the votes properly cast favoring the proposal exceed the votes cast opposing the proposal. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum but will not have any effect on the outcome of the proposal.

VERA BRADLEY’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT INCLUDING RELATED TABLES AND DISCLOSURES.

Vera Bradley, Inc. 2021 Proxy Statement	15

PROPOSAL NO. 4 AMENDMENT OF ARTICLES OF INCORPORATION

PROPOSAL NO. 4

AMENDMENT OF ARTICLES OF INCORPORATION

PROPOSAL

We are asking our shareholders to approve an amendment to our Second Amended and Restated Articles of Incorporation (the “Articles”) to allow shareholders the ability to unilaterally amend our bylaws.

Our Board has unanimously authorized and approved and recommends that our shareholders approve, an amendment to our Articles to provide our shareholders with the ability to unilaterally amend our bylaws. A form of the amended Articles, marked to reflect the changes contemplated by this proposal, is attached to this proxy statement as Appendix A. This summary of the proposed amendment to the Articles is qualified by its entirety by reference to Appendix A. Indiana law provides that, unless otherwise specified by the articles of incorporation, only a corporation’s board of directors may amend or repeal the bylaws. Our Articles currently provide our Board with the exclusive power to make, alter, amend or repeal, or to waive the provisions of, our bylaws. Our Board is committed to good corporate governance and has carefully considered the advantages and disadvantages of adopting a change to our Articles to allow shareholders to unilaterally amend our bylaws.

In the past, our Board believed that the default position under Indiana law provided an effective means for our Board to ensure that any amendments to our bylaws were prudent and designed to protect and maximize long-term value for all shareholders. In light of the fact that the vast majority of publicly traded companies provide shareholders with the right to amend the bylaws, our Nominating, Corporate Governance and Sustainability Committee considered the various positions for and against allowing shareholders to amend our bylaws, including governance best practices and the possibility of increased bylaw changes proposed by shareholders. After weighing these considerations, and upon the recommendation of our Nominating, Corporate Governance and Sustainability Committee, our Board has concluded that amending our Articles to allow shareholders to unilaterally amend our bylaws will enhance our corporate governance practices by giving shareholders a say in important governance principles.

VOTE REQUIRED AND BOARD RECOMMENDATION

This proposal will be approved if a quorum is present, in person or by proxy, at the Annual Meeting and the votes properly cast favoring the proposal exceed the votes cast opposing the proposal. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum but will not have any effect on the outcome of the proposal. If the amendment is not approved, then it will not become effective and our Articles will not provide shareholders the ability to unilaterally amend our bylaws. If the proposed amendment to the Articles is approved at the Annual Meeting, we will file Articles of Amendment with the Indiana Secretary of State shortly following the Annual Meeting to incorporate the approved amendment. The amended Articles will become effective upon acceptance of the filing by the Indiana Secretary of State. Coincident with the filing of the Articles of Amendment, the Company will also amend the Company’s bylaws to reflect the ability of the shareholders to unilaterally amend that document. If this proposal is not approved, the proposed amendment to our Articles will not be made and all existing provisions, including the default position under Indiana law reserving authority to amend the bylaws solely to our Board, will remain in effect.

VERA BRADLEY’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE AMENDMENT TO OUR SECOND AMENDED AND RESTATED ARTICLES OF INCORPORATION TO ALLOW SHAREHOLDERS TO UNILATERALLY AMEND OUR BYLAWS.

16	Vera Bradley, Inc. 2021 Proxy Statement

EXECUTIVE COMPENSATION

EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors has reviewed and discussed the following Executive Compensation Discussion and Analysis with management and, based on such review and discussion, has recommended to the Board of Directors that the Executive Compensation Discussion and Analysis be included in this Proxy Statement and in the Company’s Annual Report on Form 10-K for the fiscal year ended January 30, 2021.

SUBMITTED BY THE COMPENSATION COMMITTEE

Edward M. Schmults

Frances P. Philip

Carrie M. Tharp

EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS (“CD&A”)

This CD&A provides a summary of the material elements of our compensation philosophy and practices, with a particular focus on our named executive officers or “NEOs.” As used in this CD&A, the “Committee” refers to the Compensation Committee of the Board of Directors.

The following is a list of our NEOs who served for fiscal 2021:

NAME	TITLE

Robert Wallstrom	President and CEO, Vera Bradley, Inc.

John Enwright	Chief Financial Officer, Vera Bradley, Inc.

Daren Hull	Brand President, Vera Bradley

Beatrice Mac Cabe	Chief Creative Officer, Vera Bradley

Mary Beth Trypus	Chief Revenue Officer, Vera Bradley

Vera Bradley, Inc. 2021 Proxy Statement	17

EXECUTIVE COMPENSATION

To assist in understanding our NEO compensation program, we have included a discussion of our compensation policies and decisions for periods before and after fiscal 2021, where relevant. Our compensation program is designed to provide some common standards throughout the Company. Therefore, much of what is disclosed below applies to executives in general and is not limited to our NEOs. The Committee constantly evaluates industry and corporate governance best practices in its compensation programs. Below is a summary of what the Company does and does not do with respect to its compensation programs:

CORPORATE GOVERNANCE BEST PRACTICES

WHAT WE DO	WHAT WE DON’T DO

Pay for Performance: 50% of CEO compensation and 36% of other NEO compensation is tied to performance.	No Hedging or Pledging: Under the Company’s Insider Trading Policy, executives are not allowed to enter into hedging/pledging or other monetization transactions with Company securities.

Double-Trigger Change of Control: Following a change in control, severance payments will only be triggered upon an involuntary termination of employment or where employee terminates for good reason.

Grant of Stock and Options Below Fair Market Value: All restricted stock units and options are priced and granted at the fair market value at the time of grant. Stock or options are not granted below fair market value.

Use of Third-Party Consultants: We utilize compensation consultants and third-party benchmarking to evaluate and compare our compensation programs.	Repricing of Underwater Options/RSUs: The Committee has not repriced any underwater options or otherwise changed the value of RSUs granted despite change in the value of the stock.

Share Ownership Guidelines: Executive Officers are expected to hold Company common stock between 2 and 4 times their annual base salary, and non-employee directors are expected to hold common stock of 4 times their annual cash retainer.

Short-Term Vesting of Equity: No short-term vesting of equity grants. The Company utilizes a three-year time horizon to vest equity granted as part of its Long-Term Incentive Program.

Compensation Recoupment Policy: All cash incentive awards, or performance-based equity awards are subject to recoupment in the event of earnings restatements resulting from unlawful activity, or other unlawful activity, fraud or intentional misconduct.

No Tax Gross-Ups: The Company does not utilize tax gross-ups for executives.

Limited use of Employment Agreements: Only our CEO has an employment agreement.

OUR COMPENSATION PHILOSOPHY AND OBJECTIVES

We believe that the Company’s compensation philosophy should act as the “blueprint” for the total compensation design and targeted value to be delivered to the executive officers. Our compensation philosophy is intended to ensure that the framework for the Company’s compensation program supports the strategic needs of the business, that the components of the pay system work in concert to influence executive behavior in support of organization imperatives and that the mechanics of the executive reward structure reinforce the corporate culture and management style of the organization.

Our compensation philosophy includes two identifiable components: compensation objectives and pay goals.

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EXECUTIVE COMPENSATION

Compensation Objectives. These objectives serve as a set of “guiding principles” that provide an overview of the intended purpose of our compensation program. Our compensation objectives are:

✓	To attract and retain key personnel and drive effective results.

✓	To encourage our NEOs to focus on:

¡	Building shareholder value.

¡	Maximizing growth and profitability.

¡	Leadership to drive change while exemplifying Company values.

¡	Building a strong brand.

✓	To provide our NEOs with a compensation package that is competitive within our industry.

Pay Goals. The Committee has determined that it is beneficial to establish ranges of compensation, both in total and with respect to each of the Company’s main compensation components, around the 50th percentile of peer group compensation. A primary focus of the Committee in setting executive compensation is to target total compensation within the established ranges noted below, although competitiveness of the other pay components is also strongly considered. For the CEO and the other NEOs, the Compensation Committee considers the following ranges when assessing the competitiveness of each pay component:

COMPENSATION ELEMENT	PAY GOAL RELATIVE TO PEER GROUP

Annual base salary rate:	50th percentile, +/- 10%

Target annual incentive:	50th percentile, +/- 10%

Target long-term incentive:	50th percentile, +/- 15%

Target total compensation:	50th percentile, +/- 15%

COMPENSATION MIX AND PAY FOR PERFORMANCE

Annually, the Committee considers the total compensation opportunities for each NEO and determines how total potential compensation should be allocated across the different elements of compensation. The Committee does not follow a definitive policy when determining the mix of and structure for total compensation. Instead, it considers factors such as achievement of corporate and individual goals, level of experience, responsibilities, demonstrated performance, time with the corporation, risk associated with any payout and retention considerations.

Generally, the Committee considers market practices as reflected in the peer group data reviewed by its compensation consultant to obtain a baseline of total potential compensation for each NEO. Using this analysis as a starting point, the Committee engages in discussions with the objective of ensuring that a material portion of each NEO’s total compensation is at-risk and dependent on performance. Care is taken to balance incentives to drive performance in the short-term and the long-term. In this way, we encourage NEOs to vigorously pursue financial and other performance while discouraging incentives to take excessive risks that may be beneficial in the short term, but harmful in the long run. We believe that these practices align the interests of the NEOs with those of the shareholders year-over-year, as well as over the long term.

The Committee seeks to ensure that a substantial portion of the total compensation awarded to the NEOs is performance-based and is comprised of both annual and long-term incentives. The fiscal 2021 mix of compensation for the CEO and other NEOs is set forth below:

Vera Bradley, Inc. 2021 Proxy Statement	19

EXECUTIVE COMPENSATION

HOW WE MAKE EXECUTIVE COMPENSATION DECISIONS

Role of the Compensation Committee. The Committee is responsible to the Board for overseeing the development and administration of our compensation programs. The Committee is comprised of three independent directors and is responsible for the review and approval of all aspects of executive compensation, including the approval of compensation packages of newly hired executive officers. The Committee is supported in its work by the CEO, Chief Legal & Administrative Officer, the Vice President of Human Resources, their staff and independent executive compensation consultants, as needed.

Role of Management. Our Committee generally seeks input from our CEO when discussing the performance and compensation levels of the other NEOs. The Committee also works with our CEO, our Chief Financial Officer, Chief Legal & Administrative Officer and the Vice President of Human Resources in evaluating the financial, accounting, tax and retention implications of our various compensation programs. Neither Mr. Wallstrom nor any of our other executives participates in deliberations relating directly to his or her own compensation.

Role of Compensation Consultants. The Committee has utilized compensation consultants in assisting with benchmarking, regulatory changes and updates, and analysis and design of the Company’s compensation program. The Committee also used consultants to help review the Company’s compensation peer group. In fiscal 2021, the Committee utilized Pearl Meyer & Partners, LLC (“Pearl Meyer”) as executive compensation consultants and Equilar, Inc. (“Equilar”). Both Pearl Meyer and Equilar were retained by the Committee, and the Committee may replace them or hire additional consultants at any time. Our Committee makes all final decisions regarding the compensation of our NEOs.

Role of Shareholders: Response to Advisory Vote on Executive Compensation. At the 2020 Annual Meeting of Shareholders, approximately 98% of the votes cast on the advisory vote on our executive compensation program were in support of the compensation paid to the NEOs. In light of this strong and overwhelming support from shareholders, the Committee took the results into account in formulating its executive compensation plans moving forward for fiscal 2021. In setting fiscal 2021 compensation, the Committee materially maintained the compensation program currently in place.

Peer Group and Benchmarking. At least annually, the Committee, utilizes peer group and industry third-party benchmarking data to ensure that the NEO’s and other officers are appropriately compensated. As part of analyzing peer group data the Committee conducts a review of its identified peer group used for executive compensation comparisons to ensure all peer companies remain an appropriate basis for comparison. In selecting peer companies, the Committee aims to identify companies with similar characteristics to our Company. Specifically, we look for peer group companies that are in the retail industry or another related industry, have a strong consumer brand, are profitable and are of a comparable size (based principally on revenue and market capitalization).

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EXECUTIVE COMPENSATION

FISCAL 2021 COMPENSATION PEER GROUP

The Buckle, Inc.	Boot Barn, Inc.	Crocs, Inc.

Duluth Holdings	Land’s End, Inc.	Francesca’s Holdings Corp

Vince Holding Corp.	Build-a-Bear Workshop, Inc.	J. Jill. Inc.

Movado Group, Inc.	Oxford Industries, Inc.	RTW Retailwinds, Inc.

Destination XL Group, Inc.	Tilly’s Inc.	Zumiez Inc.

YETI, Holdings, Inc.

ELEMENTS OF OUR EXECUTIVE COMPENSATION PROGRAM IN FISCAL 2021

Response to the COVID-19 Global Pandemic. Fiscal 2021 was a year like no other. Beginning in mid-March 2020 the Company was faced with navigating the COVID-19 global pandemic. On March 19, 2020, the Company had to temporarily close all of its retail stores and temporarily furlough approximately 80% of its workforce. To protect the Company’s financial position, maximize its liquidity and position for a strong reopening and future, the Company took numerous actions. These actions included implementing a companywide reduction in base salary for the remaining salaried associates based on a graduated scale between 15% — 75%. The largest reductions were reserved for the most senior executives in the Company. The CEO took a 75% base salary reduction and the Executive Officers took a 30% base salary reduction. The Company also temporarily eliminated the Company 401(k) match and associate charitable contribution match; temporarily suspended and then temporarily reduced the cash compensation to our board of directors; temporarily suspended our share repurchase program; drew down $60.0 million of our $75.0 million Credit Agreement; tightly managed inventory levels through the cancellation of certain purchase orders, delayed receipts, or sought price concessions where possible; actively worked with landlords on addressing rent abatements, payments terms, accelerated store closures, and delayed or cancelled certain planned new store openings; reduced non-payroll operating expenses; and extended vendor payment terms.

By taking these unprecedented actions, we believe the Company positioned itself to not only survive the pandemic but to thrive to the greatest extent possible. The Company was able to quickly react to the consumer demand for personal protective equipment, producing and selling millions of cotton face masks, generating revenue and gross margin dollars for the fiscal year. We also had a record year for e-commerce sales, which helped offset decreased sales in stores due to the closures and decreased foot traffic generally. The Company began reopening its store fleet on May 5, 2020 and had reopened almost all of its stores by the end of July. As part of this reopening, the company was able to have substantially all of its furloughed associates return. At the end of the second, third and fourth quarters, the Company paid bonuses to its front-line associates who were working and continuing to keep the Company operating during the pandemic. By the end of the fiscal year, the Company was able to reinstate base compensation of associates and for the board of directors; pay back the entire amount borrowed under the Company’s credit facility and reinstate the Company 401(k) contribution match.

Overall, despite the challenging year, the Company worked hard to manage through the pandemic and the Compensation Committee took into account the performance in very challenging circumstances in determining compensation for fiscal 2021.

HIGHLIGHTS

Recent highlights of our executive compensation program include:

❖

In March of 2020, the Company adopted and implemented a Compensation Recoupment Policy in which all cash incentive and performance-based equity awards are subject to repayment for restatements from unlawful activity, or from other unlawful activity, fraud, or intentional or willful misconduct.

❖

In addition to financial goals, the annual incentive for fiscal 2021 included key strategic objectives each with its own objective metric tied to our long-term strategic plan and intended to focus the team on making progress towards the initiatives of Vision 20/20 and business management through the COVID-19 pandemic.

❖

The financial components of the annual incentive paid out below the target level for operating income results for the Vera Bradley Brand and Enterprise programs (but did not pay out for the Pura Vida Brand program) and did not pay out for net revenue for any of the

Vera Bradley, Inc. 2021 Proxy Statement	21

EXECUTIVE COMPENSATION

Company’s programs based on the Company falling below its Q2 to Q4 operating plans for both revenue and operating income.

❖	The actual achievement for individual tranches associated with the fiscal 2021 performance year for the performance-based units of the Company’s Long-Term Incentive Plan varied from 0% — 110%.

❖	All stock equity grants under our long-term incentive program vest over a three-year period in order to incentivize retention and long-range performance.

The following table sets forth the cash compensation target compared to achieved cash compensation in fiscal 2021. Cash compensation for purposes of the table includes base salary and the annual incentive. The base salary target assumes annual merit increases occurred at the same point in time as prior years to approximate a target for base salary earned.

BASE SALARY

Purposes of Base Salary. We utilize base salary as the primary means of providing compensation for performing the essential elements of an executive’s job. Base salaries are intended to provide a certain level of fixed compensation commensurate with an executive’s position, responsibilities, tenure, historical compensation, retention risk and current and expected future contributions to the Company. In particular, we set base salaries keeping in mind that we are often recruiting from a fashion and retail marketplace that is not typically found in the Company’s hometown of Fort Wayne, Indiana. With these principles in mind, base salaries are reviewed at least annually by our Committee and may be adjusted from time to time based on the results of this review.

Setting Fiscal 2021 Base Salary. In fiscal 2021, the Compensation Committee provided for base salary increases for the CEO and other NEO’s ranging from 2.9% to 6.3%. The Committee approved base salary increases based on analysis of the median peer group and industry benchmarking base salary information, performance and/or changes in NEO responsibilities and to align with the market and the Company’s compensation philosophy.

The following table shows annual base salary rates for each of our NEOs at the end of fiscal 2020 and fiscal 2021. Amounts represent a base rate of pay; actual earnings during a fiscal year may vary based upon a variety of factors, including the number of weeks in the fiscal year. While the table represents the base salary rates, as discussed above, salaries of the CEO and the NEOs were reduced by 75% and 30% respectively for a period of time during fiscal 2021 in order to help the Company manage through the pandemic.

FISCAL 2021 BASE SALARY CHANGES
	FISCAL 2020 BASE SALARY RATE	FISCAL 2021 BASE SALARY RATE
Robert Wallstrom	$800,000	$850,000
John Enwright	377,000	388,000
Daren Hull	490,000	504,000
Beatrice Mac Cabe	382,000	393,000
Mary Beth Trypus	365,000	376,000

ANNUAL INCENTIVE COMPENSATION

Purposes of Annual Incentive. Our annual incentive compensation, in the form of an annual cash payment, is intended to compensate our NEOs for meeting our short-term corporate financial and strategic objectives and to incentivize our NEOs to meet these objectives. Our financial and strategic objectives are intended to build shareholder value, maximize growth and profitability and build a strong brand and execute against the annual milestones of the long-term strategic plan.

Setting Annual Incentive Compensation Levels. Our objective is generally to be within the competitive range of the peer group median, on average, for annual incentive opportunities of our executive officers, including our NEOs. We consider a range of +/-10% around the market median (50th percentile) to be competitive but still capable of recognizing differences among executives.

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EXECUTIVE COMPENSATION

Fiscal 2021 Annual Incentive Performance Metrics. For fiscal 2021, the Committee made modifications to the annual incentive design because of the acquisition of Pura Vida in July 2019 which resulted in a Brand program and an Enterprise program. The strategic objectives tie back to either the individual Brand or Enterprise objectives, which are updated annually as appropriate. Otherwise, the annual incentive program design is consistent with fiscal 2020. The program applicable to each NEO for fiscal 2021 was as follows:

FISCAL 2021 ANNUAL INCENTIVE PROGRAM
PROGRAM
Robert Wallstrom	Enterprise
John Enwright	Enterprise
Daren Hull	Vera Bradley Brand
Beatrice Mac Cabe	Vera Bradley Brand
Mary Beth Trypus	Vera Bradley Brand

Selecting the Financial Metrics. Consistent with fiscal 2020, revenue and operating income were the financial metrics used for fiscal 2021. The Committee selected net revenue because we believe it is important to our shareholders and to the ultimate performance of the Company. Top line performance, however, must be accompanied by operating performance as well, so operating income was selected as a second performance metric. In the future, the Committee will review the application of other financial performance measures. The Committee typically sets a target level of performance at which the full target bonus can be earned. The Committee also sets a threshold level of performance below which no bonus is earned and a maximum level of performance that results in a maximum bonus.

For the Brand program, 80% of the financial metrics are related to Brand performance with 20% related to Enterprise operating income. For the Enterprise program, 100% of the financial metrics are based upon Enterprise results.

ENTERPRISE ANNUAL INCENTIVE PLAN STRUCTURE

FINANCIAL METRICS	Weight	Payout by Performance Level as a Percentage of Target Incentive
		Threshold	Target	Maximum
Enterprise Operating Income	25%	25%	100%	200%
Enterprise Net Revenue	25%	25%	100%	200%
Total	50%

BRAND ANNUAL INCENTIVE PLAN STRUCTURE

FINANCIAL METRICS	Weight	Payout by Performance Level as a Percentage of Target Incentive
		Threshold	Target	Maximum
Brand Operating Income	20%	25%	100%	200%
Enterprise Operating Income	10%	25%	100%	200%
Brand Net Revenue	20%	25%	100%	200%
Total	50%

Selecting the Strategic Metrics. In fiscal 2021, the Committee once again included corporate-level strategic objectives as a component of the annual incentive compensation program. In addition, the Committee also included an objective around management of the COVID-19 pandemic, given its importance for fiscal 2021. The Committee believes that this metric is appropriate to incentivize the management team to meet significant strategic objectives key to achieving the Company’s long-term strategic plan. Each strategic objective measure is tied to an objective metric where performance is based on the level of achievement against the metric.

In fiscal 2021 the Vera Bradley Brand corporate strategic goals were to:

❖	Increase customer count;

❖	Execute VB Cares strategy and ESG performance;
❖	Achieve plan revenue for collaborations;

❖	Achieve plan revenue for backpack sales;

❖	Completion of Project Novus; and

❖	COVID-19 management.

In fiscal 2021 the Pura Vida Brand corporate strategic goals were to:

❖	Achieve new distribution channels;

❖	Achieve plan revenue for new product;

❖	Achieve marketing spend rate plan;

❖	Achieve gross margin rate plan; and

❖	Make key integration decisions.

Vera Bradley, Inc. 2021 Proxy Statement	23

EXECUTIVE COMPENSATION

The Enterprise corporate strategic objectives were a blend between Vera Bradley Brand strategic objectives and Pura Vida Brand strategic objectives and included an additional objective for management of the COVID-19 pandemic.

In addition to these corporate-level strategic goals, the Committee also continued to include a metric for the measurement of personal objectives for each of the NEOs. The Committee believes it is important to provide individual incentive against defined goals at the level of each major business function in order to ensure that the management team focused equally on execution in each of their areas in order to meet the long-term strategic objectives of the Company. The individual financial objectives varied by individual and department, but all had clear metrics and measurements and in general were designed to be challenging but achievable.

In the future, the Committee will continue to evaluate both payout levels and performance levels in accordance with business conditions and prevailing market practices.

COVID-19 Pandemic Impact on Incentive Plans. As discussed, fiscal 2021 was a challenging year for the Company due to the pandemic. In the Company’s first quarter due to the pandemic and as a result of required temporary store closures, the Company lost $15.3 million or $0.66 per share versus a prior year loss of only $2.4 million or $0.07 per share, on a GAAP basis. During the first quarter of fiscal 2021, items affecting comparability totaled $5.1 million after tax, or $0.15 per share compared to $0.6 million after tax or $0.02 per share in the prior year. The first quarter of fiscal 2021 also included a loss of $0.20 per share associated with the excess portion of the redeemable noncontrolling interest redemption value adjustment. However, with the various measures that the Company put in place to address the COVID-19 pandemic, the final three quarters of the year were very different. In quarters two through four of fiscal 2021, the Company delivered GAAP operating income of $38.6 million, or $0.91 per share compared to GAAP operating income of $23.1 million, or $0.54 per share for the same periods of the prior year. Operating income was adjusted for certain items in fiscals 2021 and 2020. Refer to “Fiscal 2021 Annual Incentive Payout” herein for a description of these items. This turn around was dramatic and made a significant impact on the Company’s overall performance for the year. In determining how to appropriately address incentive compensation, the Committee decided that the most equitable way to reward and incentivize the work done by the management team and to ensure that compensation levels were appropriate was to exclude the first quarter from both the target and performance of the measurement of the financial metrics of the short-term incentive program and only evaluate each financial metric on the performance over the final three quarters of the year. To account for the fact that the first quarter would be excluded, the Committee adjusted the payout for the financial metrics to 75% of the typical payout. The Committee believes that this provides a fair and reasonable way to address the once in a lifetime events caused by the COVID-19 pandemic. If the Committee did not make this adjustment there would have been no incentive payout in short-term (related to Enterprise or Brand financial performance metrics) or long-term compensation for fiscal 2021. With the adjustments, the payouts related to the fiscal 2021 performance year averaged 25% of target for the financial metrics portion of the annual incentive and 73% of target for the long-term incentive for the NEOs.

In making this decision, the Committee considered the base salary reductions that were taken by all members of the annual incentive program during the year; that the Company over-performed the prior year performance in quarters two through four; and that the Company ended the year in a strong cash position. This performance was achieved through quick and decisive action in managing through the pandemic, including the decision to manufacture and sell personal protective equipment, including face coverings, which resulted in millions of dollars in sales and gross margin. In addition, we believe the Company was able to achieve a high level of morale during the pandemic as evidenced by best in class associate engagement scores. The Company was also able to reward its front-line associates with quarterly bonuses in quarters two, three and four for their extraordinary hard work and dedication during the pandemic and for helping the Company thrive in its e-commerce business and ensuring our customers had a safe and great experience in our stores.

The Committee approved a change to our payout tables for fiscal 2021 to both the annual (related to the financial metrics only) and long-term incentive programs to reflect performance excluding the first quarter and updated the resulting payout to 75% of the typical payout for the financial metrics.

Fiscal 2021 Annual Incentive Payout. In fiscal 2021 for the Vera Bradley Brand, the Company achieved Q2 through Q4 adjusted operating income of $34.7 million, which was below the target performance level of $35.0 million but above the threshold performance level of $30.8 million. This resulted in a 71% payout for this metric. Vera Bradley Brand Q2 to Q4 GAAP operating income of $29.8 million was adjusted for $4.9 million of charges including Project Novus charges and store impairment charges.

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Vera Bradley Brand net revenue was $307.7 million for Q2 to Q4 fiscal 2021, below the threshold performance level of $325.9 million, resulting in no payout for this metric.

In fiscal 2021, the Pura Vida Brand Q2 to Q4 adjusted operating income and net revenue were below threshold levels of $17.2 million and $102.7 million, respectfully, resulting in no payout for these metrics. Operating income was adjusted to exclude intangible asset amortization.

In fiscal 2021, the Enterprise Q2 to Q4 adjusted operating income was $50.1 million, below the target level of $54.6 million but above the threshold level of $48.1 million, resulting in a 37% payout for this metric. Enterprise operating income was adjusted as previously stated for the Vera Bradley and Pura Vida Brands.

Enterprise net revenue for Q2 to Q4 of fiscal 2021 was $399.0 million, below the threshold level of $428.7 million resulting in no payout for this metric.

For financial performance metrics, payout levels were determined using linear interpolation for results falling between the three performance levels.

The Committee determined that the Vera Bradley Brand performance to its strategic goals while taking into consideration COVID-19-related impacts, were achieved at 100% and the Pura Vida Brand strategic objectives were achieved at 85%. The Enterprise strategic objectives were determined to be achieved at 121%. These percentages were determined based on metrics identified at the beginning of fiscal 2021 and how the Company performed with respect to each of these metrics.

For the NEOs other than Mr. Wallstrom, the payout for individual objectives was determined based upon achievement of the goals as rated by Mr. Wallstrom. Mr. Wallstrom determined that each of Mr. Enwright, Mr. Hull, Ms. Mac Cabe and Ms. Trypus generally performed at or above expectations with respect to their personal objectives. The Committee determined that Mr. Wallstrom exceeded expectations resulting in a 150% payout for individual objectives due to Mr. Wallstrom over-achieving against the metrics developed by the board of directors and for his leadership during the COVID-19 pandemic. The Committee also considered the significant base salary reduction that Mr. Wallstrom took during the fiscal year.

The following table sets forth the payout opportunities at each performance level, as well as actual bonus earned as a percentage of base salary:

FISCAL 2021 ANNUAL INCENTIVE PAYOUT AS A PERCENTAGE OF BASE SALARY

	OPPORTUNITY			ACTUAL(1)

	Threshold	Target	Max
Robert Wallstrom	37.5%	100%	200%	77.0%
John Enwright	15%	40%	80%	30.3%
Daren Hull	15%	40%	80%	34.5%
Beatrice Mac Cabe	15%	40%	80%	28.2%
Mary Beth Trypus	15%	40%	80%	29.2%
(1)	Actual reflected as a percentage of base salary rate as of the end of fiscal 2021 due to base compensation reductions during a portion of the year as a result of the COVID-19 pandemic.

LONG-TERM INCENTIVE COMPENSATION

Purposes of Long-Term Incentive Compensation. We grant long-term equity awards under our executive compensation program in order to compete for executive talent and align the interests of our employees, including our NEOs, with those of the Company’s shareholders. These awards are intended to motivate executives by tying a portion of their incentive compensation to the performance of our common stock over the long term and, in turn, also motivate employees to remain with the Company as the value of these awards is intended to increase over time. We believe these awards also serve as motivation for executives to continue to improve the long-term performance of the Company.

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EXECUTIVE COMPENSATION

Fiscal 2021 Long-Term Incentive Vehicles, Mix and Grant Size. The fiscal 2021, fiscal 2020 and fiscal 2019 grants to each NEO were made up of 50% performance-based restricted stock units and 50% time-based restricted stock units. The terms of the fiscal 2021, fiscal 2020 and fiscal 2019 grants were similar.

Based on the Compensation Committee’s assessment the following reflect the fiscal 2021 long-term grant values for the NEOs.

FISCAL 2021 LONG-TERM INCENTIVE GRANTS

	TARGET GRANT VALUE	AS A % OF BASE SALARY RATE	% OF GRANT PERFORMANCE- BASED	% OF GRANT TIME- BASED
Robert Wallstrom	$1,400,004	165%	50%	50%
John Enwright	275,000	71%	50%	50%
Daren Hull	400,004	79%	50%	50%
Beatrice Mac Cabe	324,996	83%	50%	50%
Mary Beth Trypus	275,000	73%	50%	50%

Terms of the Fiscal 2021 Time-Based RSU Grant. The time-based restricted stock units vest in our common shares, on a one-for-one basis in three equal annual installments on the first, second and third anniversaries of the date of grant. The applicable award agreement provides that the units vest immediately upon the NEO’s disability (as defined in the Incentive Plan) or death or, provided the NEO remains employed through the effective date, upon a change in control (which is more specifically defined in the award agreement). The units will also vest upon the NEO’s retirement (as defined in the Incentive Plan) on a prorated basis based on service through the retirement date.

Terms of the Fiscal 2021 Performance-Based RSU Grant. The performance-based restricted stock unit grant is structured to be earned over three annual performance periods (fiscal 2021, fiscal 2022 and fiscal 2023) and for any earned units to vest in our common shares, on a one-for-one basis in a single tranche on the third anniversary of the date of grant.

The performance-based restricted stock units granted in fiscal 2021 are divided into three equal tranches of one-third each of the total award and allocated to each of the three fiscal years of the Company ending with fiscal 2023, with each such fiscal year being considered a performance year. Each tranche of performance-based restricted stock units must be both “earned” and “vested” before it will be settled in the form of the Company’s common shares. Each tranche of performance-based restricted stock units will be deemed earned only if the earnings per share threshold is met in the applicable fiscal year, and each will be deemed vested only if the executive is continuously employed with the Company through the third anniversary of the grant date. For fiscal 2021, threshold and maximum performance levels for the performance-based restricted stock units were set at 88% and 112%, respectively, of target earnings per share performance and payout levels range from 25% for threshold performance up to 200% for maximum performance. As a result of the COVID-19 pandemic on Company performance, the Committee remeasured the year one performance measure to be based upon Q2 to Q4 fiscal 2021 adjusted EPS.

FISCAL 2021 PERFORMANCE-BASED RSU GRANT – TRANCHE ONE PERFORMANCE MEASURES

PERFORMANCE LEVEL	EPS GOAL FOR Q2 TO Q4 OF FISCAL 2021	SHARES VESTING AS A PERCENTAGE OF TARGET GRANT
Threshold	$0.97 per share	25%
Target	$1.10 per share	100%
Maximum	$1.23 per share	200%

For the second and third tranches of the performance-based restricted stock unit grant, target earnings per share goals will be based on a pre-determined percentage increase in earnings per share over the prior year, and threshold and maximum performance levels will again be set at 88% and 112%, respectively, of target earnings per share. In each year, shares vesting as a percentage of the NEO’s target grant will be as set forth in the table above. The Compensation Committee will continue to evaluate both payout levels and performance levels in accordance with business conditions and prevailing market practices.

Results of Fiscal 2019 through Fiscal 2021 Performance-Based RSU Cycle. The Company’s Long-Term Incentive Plan Performance-based restricted stock units are earned

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over a three year period and therefore the discussion below includes discussion over the last three fiscal years. Performance-based restricted stock units granted on March 30, 2018 were subject to a three-year performance period established by the Committee that ended on January 30, 2021, which represents performance periods covered by fiscal 2019, fiscal 2020 and fiscal 2021. The following table shows the target number of restricted stock units granted to each NEO for this period.

FISCAL 2019 PERFORMANCE-BASED RSU GRANTS

TARGET GRANT (NUMBER OF RSUs)
Robert Wallstrom	35,345
John Enwright	16,494
Daren Hull(1)	17,806
Beatrice Mac Cabe	16,494
Mary Beth Trypus	7,069
(1)	Mr. Hull’s RSUs were granted on June 29, 2018

The target number of performance-based restricted stock units was equally divided into three tranches with the first tranche earned based on fiscal 2019 performance (“FY19 Tranche”), the second tranche earned based on fiscal 2020 performance (“FY20 Tranche”) and the third tranche earned based on Q2 to Q4 fiscal 2021 performance (“FY21 Tranche”).

In order to earn shares under the FY19 Tranche, the Committee set a diluted earnings per share target of $0.42 per share, with maximum performance at $0.47 per share and threshold performance of $0.37 per share. Actual fiscal 2019 diluted earnings per share was $0.59 per share, resulting in a FY19 Tranche payout of 200% of target.

At the time of grant, it was determined that target performance for the FY20 Tranche was 110% of actual fiscal 2019 diluted earnings per share and for the FY21 Tranche was 110% of actual fiscal 2020 adjusted diluted earnings per share. As a result of the COVID-19 pandemic, the Committee determined to remeasure the FY21 tranche target to be 110% of actual Q2 to Q4 fiscal 2020 earnings per share, as adjusted.

Adjusted diluted earnings per share in fiscal 2020 of $0.72 exceeded the target EPS of $0.65 but was less than the maximum EPS of $0.73 resulting in a payout of 190% for the FY20 Tranche. GAAP diluted EPS was adjusted in accordance with the requirements of the incentive plan, for purchase accounting net charges related to the Pura Vida acquisition and charges related to Project Novus.

Adjusted diluted earnings per share for Q2 to Q4 in fiscal 2021 of $0.93 exceeded the target EPS of $0.88 resulting in a payout of 110% for the FY21 Tranche. GAAP diluted EPS was adjusted in accordance with the requirements of the incentive plan, for intangible asset amortization, store impairment charges, COVID-19-related charges, and an adjustment to the earn-out liability related to the Pura Vida acquisition. Therefore, Mr. Wallstrom, Mr. Enwright, Mr. Hull, Ms. Mac Cabe and Ms. Trypus earned 58,907 shares, 27,489 shares, 29,675 shares, 27,489 shares and 11,780 shares from this grant, respectively.

BENEFITS

The NEOs are eligible for the same level and offering of benefits available to other employees. Our benefits, such as our basic health benefits, 401(k) plan, life insurance, paid time off, matching charitable gifts program, and discounts on certain Company products, are intended to provide a stable array of support to our employees and their families throughout various stages of their careers, and these core benefits are provided to all full-time employees. The 401(k) plan allows participants to defer amounts of their annual compensation before taxes, up to the cap set by the Internal Revenue Code, which was $19,500 per person for calendar year 2020 (or $26,000 for employees over age 50). Employees’ elective deferrals are immediately vested and non-forfeitable upon contribution to the 401(k) plan. For fiscal 2021, we provided matching contributions equal to 100% for the first 3% of an employee’s individual contribution and 50% for the next 2% of individual contributions, for a maximum employer match of 4% of individual contributions, subject to certain other limits, including vesting requirements. The 401(k) match was temporarily suspended to conserve cash due to the COVID-19 pandemic from March 2020 until January 2021.

AGREEMENT WITH NAMED EXECUTIVE OFFICER

Mr. Wallstrom’s Employment Agreement. Mr. Wallstrom’s employment agreement with the Company was effective November 11, 2013 (the “Employment Agreement”) and has automatically renewed for fiscal 2021. The Employment Agreement will renew automatically for successive one-year periods unless either the Company or Mr. Wallstrom gives notice to the other of its or his intention not to renew.

Mr. Wallstrom’s annual base salary rate during fiscal 2021 ranged from $800,000 to $850,000. Under his employment agreement, Mr. Wallstrom has a target annual fiscal bonus of 100% of his annual base salary rate, with a maximum

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EXECUTIVE COMPENSATION

annual cash bonus of up to 200% of his annual base salary rate and he is also eligible for long-term incentive grants.

Mr. Wallstrom’s Employment Agreement contains non-compete restrictions. During the period of his employment and for a period of two years following his termination, Mr. Wallstrom may not engage in, manage, join or work for (as an employee, consultant or independent contractor) or permit the use of his name by, or provide financial or other assistance to, any competitor that engages in the design, production, marketing and retailing of (i) handbags and other bags and related accessories or (ii) accessories such as jewelry, travel and leisure items, and baby clothes and accessories. In order to be treated as a competitor pursuant to Mr. Wallstrom’s Employment Agreement, an enterprise would have to have received in the prior fiscal year at least 25% of its revenues from the design, production, marketing and/or retailing of handbags, other bags and related accessories or more than 50% of its revenues from the combination of the design, production, marketing and/or retailing of handbags, other bags and related accessories, accessories such as jewelry, travel and leisure items and baby clothes and accessories. Mr. Wallstrom’s Employment Agreement also contains customary confidentiality provisions.

For a description of severance benefits that Mr. Wallstrom would be entitled to receive under certain circumstances, please see “Potential Payments Upon Termination or Change in Control – CEO.”

COMPENSATION AND RISK

The Committee has evaluated the risk profile of our compensation policies and practices and concluded that they do not motivate imprudent risk taking. In our evaluation, we reviewed our employee compensation structures and noted numerous factors and design elements that manage and mitigate risk without diminishing the incentive nature of the compensation, including a unique and strong corporate culture that attracts passionate and motivated employees who are excited about our products and our brand (as opposed to being motivated by purely financial considerations); a balanced mix between cash and equity and annual and longer-term incentives under our executive compensation program; ownership of our shares by senior management, which aligns their interests with the long-term interests of the Company and our shareholders; reasonable limits on annual incentive awards (as determined by a review of our current business plan); with respect to annual incentive awards, a balanced mix of performance measures, linear payouts between target levels and maximum payouts capped in fiscal 2021 at 200% of target for the CEO and other NEOs; and subjective considerations (including a review of individual performance) and discretion in compensation decisions, which limit the influence of formulae or objective factors on excessive risk taking.

We also reviewed our compensation programs for certain design features that may have the potential to encourage excessive risk-taking, including over-weighting towards annual incentives, highly-leveraged payout curves, unreasonable thresholds and steep payout cliffs at certain performance levels that may encourage short-term business decisions to meet payout thresholds. We concluded that our compensation programs do not include such elements. In addition, we analyzed our overall enterprise risks and how compensation programs may impact individual behavior in a manner that could exacerbate these enterprise risks. In view of these analyses, we concluded that we have a balanced pay and performance program that does not encourage excessive risk-taking that is reasonably likely to have a material adverse effect on the Company.

EFFECT OF ACCOUNTING AND TAX TREATMENT ON COMPENSATION DECISIONS

In the review and establishment of our compensation programs, we consider, among other factors, the anticipated accounting and tax implications to us and our executives. Section 162(m) of the Internal Revenue Code imposes a limit on the amount of compensation that we may deduct in any one year with respect to our NEOs. The Tax Cuts and Jobs Act (the “Tax Act”) generally eliminated the exception that allowed for the deductibility of certain performance-based compensation which was effective for certain compensation agreements entered into after November 2, 2017, for covered employees (as defined in the Tax Act). We will seek to maintain flexibility in compensating our executives in a manner designed to promote our corporate goals and therefore we have not adopted a policy requiring all compensation to be deductible. The Committee will continue to evaluate, what if any, changes should be made to its compensation programs regarding the deductibility of compensation.

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COMPENSATION TABLES

Summary Compensation Table

The table below shows information concerning the annual compensation for services to the Company in all capacities of the Company’s NEOs during the last three completed fiscal years, each of which contained 52 weeks. The salary figures include a 75% reduction to base compensation for Mr. Wallstrom and a 30% reduction to base compensation for the other NEOs during a portion of fiscal 2021 to conserve cash as a result of the COVID-19 pandemic. Information regarding fiscals 2020 and 2019 for Ms. Trypus is omitted because she was not an NEO during the relevant years.

NAME AND PRINCIPAL POSITION	FISCAL YEAR	SALARY	BONUS		STOCK AWARDS(2)	NON- EQUITY INCENTIVE PLAN COMPEN- SATION(3)	ALL OTHER COMPEN- SATION		TOTAL COMPEN- SATION

Robert Wallstrom	2021	$646,500	—		$1,400,004	$654,500	$7,761	(4)	$2,708,765
President and CEO, Vera Bradley, Inc.	2020	796,156	200,000	(1)	1,100,008	583,848	11,288	(4)	2,691,300
	2019	750,022	—		750,020	1,113,783	11,000	(4)	2,624,825

John Enwright	2021	343,677	—		275,000	117,564	11,251	(4)	747,492
Chief Financial Officer, Vera Bradley, Inc.	2020	375,462	100,000	(1)	250,000	120,148	11,292	(4)	856,902
	2019	356,462	—		350,002	205,322	11,032	(4)	922,818

Daren Hull	2021	446,476	—		400,004	173,813	11,265	(4)	1,031,558
Brand President, Vera Bradley	2020	488,846	—		399,996	168,652	12,062	(4)	1,069,556
	2019	285,000	—		799,985	157,035	50,880	(5)	1,292,900

Beatrice Mac Cabe	2021	348,131	—		324,996	110,669	9,915	(4)	793,711
Chief Creative Officer, Vera Bradley	2020	380,077	—		325,012	131,127	11,315	(4)	847,531
	2019	356,462	—		350,002	205,322	11,032	(4)	922,818

Mary Beth Trypus	2021	332,989	—		275,000	109,642	3,868	(4)	721,499
Chief Revenue Officer, Vera Bradley
(1)	Represents cash bonus payments made to Mr. Wallstrom and Mr. Enwright to reward work done for the Company’s successful July 2019 acquisition of Pura Vida.
(2)

Represents the aggregate grant date fair value of restricted stock units awarded during the fiscal year computed in accordance with FASB ASC Topic 718. The grant date fair value of each individual award of restricted stock units for fiscal 2021 is set forth in the Fiscal 2021 Grants of Plan-Based Awards table below. Additional information regarding the calculation of these values is included in Notes 2 and 8 to our consolidated financial statements. Performance-based awards are reflected at target. If the maximum level of performance-based awards were to be achieved for the awards granted in fiscal 2021, the aggregate grant date fair value would be $2,100,006 for Mr. Wallstrom; $412,500 for Mr. Enwright; $600,006 for Mr. Hull; $487,494 for Ms. Mac Cabe; and $412,500 for Ms. Trypus.

(3)	Represents annual incentive compensation paid under the Company’s Annual Incentive Bonus Program.
(4)	Represents 401(k) matching contributions made by the Company.
(5)	Represents reimbursement of relocation expenses.

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Fiscal 2021 Grants of Plan-Based Awards

The following table sets forth information regarding grants of plan-based awards in fiscal 2021. In this table “TRSU” stands for time-based restricted stock unit and “PRSU” stands for performance-based restricted stock unit.

			ESTIMATED POSSIBLE PAYOUTS UNDER NON-EQUITY INCENTIVE PLAN AWARDS(1)			ESTIMATED FUTURE PAYOUTS UNDER EQUITY INCENTIVE PLAN AWARDS(2)

	TYPE OF AWARD	GRANT DATE	THRESHOLD	TARGET	MAXIMUM	THRESHOLD	TARGET	MAXIMUM	ALL OTHER STOCK AWARDS	GRANT DATE FAIR VALUE OF STOCK AWARDS(3)

Robert Wallstrom	Annual Incentive		$318,750	$850,000	$1,700,000
	TRSUs	April 7, 2020							171,569	$700,002
	PRSUs	April 7, 2020				42,892	171,569	343,138		700,002

John Enwright	Annual Incentive		$58,200	$155,200	$310,400
	TRSUs	April 7, 2020							33,701	137,500
	PRSUs	April 7, 2020				8,425	33,701	67,402		137,500

Daren Hull	Annual Incentive		$75,600	$201,600	$403,200
	TRSUs	April 7, 2020							49,020	200,002
	PRSUs	April 7, 2020				12,255	49,020	98,040		200,002

Beatrice Mac Cabe	Annual Incentive		$58,950	$157,200	$314,400
	TRSUs	April 7, 2020							39,828	162,498
	PRSUs	April 7, 2020				9,957	39,828	79,656		162,498

Mary Beth Trypus	Annual Incentive		$56,400	$150,400	$300,800
	TRSUs	April 7, 2020							33,701	137,500
	PRSUs	April 7, 2020				8,425	33,701	67,402		137,500
(1)

Awards available under the Company’s fiscal 2021 Annual Incentive Bonus Program. For all NEOs amounts shown above are based upon the ending fiscal 2021 base salary rate excluding the base compensation reductions during a portion of fiscal 2021 as a result of the COVID-19 pandemic.

(2)

Awards made under the Incentive Plan to certain employees and directors, including our NEOs. TRSUs vest in three equal annual installments on the first, second and third anniversaries of the grant date. PRSUs have a three-year cliff-vesting schedule based on continued employment and performance. The performance feature is based on earnings per share growth over the three-year performance period. Vesting would be accelerated in the event of death, disability or a change in control. See “— Potential Payments on Termination or Change in Control.” If the Company were to declare any cash dividend on its common shares, an equivalent amount per RSU would be credited to an account for each holder and paid to the holder in cash (or forfeited) at the time the shares underlying the RSU are delivered to the holder (or forfeited). Amounts in this account would bear interest at the prime rate reported in the Midwest Edition of The Wall Street Journal from the date of deposit until paid to the holder or forfeited in accordance with the Incentive Plan.

(3)	Represents the grant date fair value of each award computed in accordance with FASB Topic 718.

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Outstanding Equity Awards at 2021 Fiscal Year-End

The following table sets forth information regarding outstanding equity awards as of January 30, 2021.

	STOCK AWARDS

	RESTRICTED STOCK UNIT GRANT DATE	NUMBER OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED (#)(1)		MARKET VALUE OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED ($)(2)	EQUITY INCENTIVE PLAN AWARDS: NUMBER OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED (#)(1)		EQUITY INCENTIVE PLAN AWARDS: MARKET OR PAYOUT VALUE OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED ($)(2)

Robert Wallstrom	March 30, 2018	70,689	(3)	$597,322	—	(4)	$—
	April 5, 2019	60,737	(5)	513,228	27,990	(6)	236,516
	April 7, 2020	171,569	(7)	1,449,758	28,595	(20)	241,628

John Enwright	March 30, 2018	32,987	(8)	278,740	—	(4)	—
	April 5, 2019	13,804	(9)	116,644	6,362	(6)	53,759
	April 7, 2020	33,701	(10)	284,773	5,617	(20)	47,464

Daren Hull	June 29, 2018	42,734	(11)	361,102	—	(4)	—
	April 5, 2019	22,085	(12)	186,618	10,178	(6)	86,004
	April 7, 2020	49,020	(13)	414,219	8,170	(20)	69,037

Beatrice Mac Cabe	March 30, 2018	32,987	(14)	278,740	—	(4)	—
	April 5, 2019	17,945	(15)	151,635	8,270	(6)	69,882
	April 7, 2020	39,828	(16)	336,547	6,638	(20)	56,091

Mary Beth Trypus	March 30, 2018	14,137	(17)	119,458	—	(4)	—
	April 5, 2019	12,423	(18)	104,974	5,726	(6)	48,385
	April 7, 2020	33,701	(19)	284,773	5,617	(20)	47,464
(1)

Time-based restricted stock units (TRSUs) vest in three equal annual installments on the first, second and third anniversaries of the grant date. Performance-based restricted stock units (PRSUs) have a three-year cliff-vesting schedule based on continued employment and performance. The performance feature is based on earnings per share growth over the three-year performance period. See “— Potential Payments on Termination or Change in Control” for details of outstanding awards where vesting would be accelerated in the event of death, disability or upon a change in control.

(2)	Based on the closing price of $8.45 of the Company’s common shares on January 29, 2021 (the last trading day prior to the end of the fiscal year) as reported by The NASDAQ Stock Market.
(3)

Includes 11,782 TRSUs and 58,907 PRSUs granted under the Incentive Plan. The first, second and third installments of the TRSUs vested on March 30, 2019, March 30, 2020 and March 30, 2021, respectively. The PRSUs vested on March 30, 2021.

(4)	There are no unearned PRSUs for this award.
(5)

Includes 27,990 TRSUs and 32,747 PRSUs granted under the Incentive Plan. The first and second installments of the TRSUs vested on April 5, 2020 and April 5, 2021, respectively. The PRSUs reflect earned shares based upon actual performance to goal.

(6)	Includes the number of PRSUs subject to incomplete performance years. The shares are reflected at the maximum payout level, or 200% of target.
(7)	Includes 171,569 TRSUs granted under the Incentive Plan. The first installment of the TRSUs vested on April 7, 2021.
(8)

Includes 5,498 TRSUs and 27,489 PRSUs granted under the Incentive Plan. The first, second and third installments of the TRSUs vested on March 30, 2019, March 30, 2020 and March 30, 2021, respectively. The PRSUs vested on March 30, 2021.

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(9)

Includes 6,362 TRSUs and 7,442 PRSUs granted under the Incentive Plan. The first and second installments of the TRSUs vested on April 5, 2020 and April 5, 2021, respectively. The PRSUs reflect earned shares based upon actual performance to goal.

(10)	Includes 33,701 TRSUs granted under the Incentive Plan. The first installment of the TRSUs vested on April 7, 2021.
(11)

Includes 13,059 TRSUs and 29,675 PRSUs granted under the Incentive Plan. The first and second installments of the TRSUs vested on June 29, 2019 and June 29, 2020, respectively. The PRSUs reflect earned shares based upon actual performance to goal.

(12)

Includes 10,178 TRSUs and 11,907 PRSUs granted under the Incentive Plan. The first and second installments of the TRSUs vested on April 5, 2020 and April 5, 2021, respectively. The PRSUs reflect earned shares based upon actual performance to goal.

(13)	Includes 49,020 TRSUs granted under the Incentive Plan. The first installment of the TRSUs vested on April 7, 2021.
(14)

Includes 5,498 TRSUs and 27,489 PRSUs granted under the Incentive Plan. The first, second and third installments of the TRSUs vested on March 30, 2019, March 30, 2020 and March 30, 2021, respectively. The PRSUs vested on March 30, 2021.

(15)

Includes 8,270 TRSUs and 9,675 PRSUs granted under the Incentive Plan. The first and second installments of the TRSUs vested on April 5, 2020 and April 5, 2021, respectively. The PRSUs reflect earned shares based upon actual performance to goal.

(16)	Includes 39,828 TRSUs granted under the Incentive Plan. The first installment of the TRSUs vested on April 7, 2021.
(17)

Includes 2,357 TRSUs and 11,780 PRSUs granted under the Incentive Plan. The first, second and third installments of the TRSUs vested on March 30, 2019, March 30, 2020 and March 30, 2021, respectively. The PRSUs vested on March 30, 2021.

(18)

Includes 5,726 TRSUs and 6,697 PRSUs granted under the Incentive Plan. The first and second installments of the TRSUs vested on April 5, 2020 and April 5, 2021, respectively. The PRSUs reflect earned shares based upon actual performance to goal.

(19)	Includes 33,701 TRSUs granted under the Incentive Plan. The first installment of the TRSUs vested on April 7, 2021.
(20)	Includes the number of PRSUs subject to incomplete performance years. The shares are reflected at the threshold payout level, or 25% of target.

Option Exercises and Shares Vested

We have no outstanding stock options.

The following table shows the number of restricted stock units which vested for each NEO in fiscal 2021:

	NUMBER OF SHARES OR UNITS ACQUIRED ON VESTING (#)	NET VALUE REALIZED ON VESTING(1)
Robert Wallstrom	97,383	$400,087
John Enwright	31,055	129,043
Daren Hull	18,146	69,369
Beatrice Mac Cabe	17,689	71,416
Mary Beth Trypus	13,274	53,655
(1)	Computed by multiplying the number of shares vested by the Company’s closing stock price the day prior to the scheduled vesting date(s).

Pension Benefits

Aside from our 401(k) plan, we do not maintain any pension plan or arrangement under which our NEOs are entitled to participate or receive post-retirement benefits.

Nonqualified Deferred Compensation

We do not maintain any nonqualified deferred compensation plan or arrangements under which our NEOs are entitled to participate.

32	Vera Bradley, Inc. 2021 Proxy Statement

EXECUTIVE COMPENSATION

Potential Payments upon Termination or Change in Control

Severance Benefits. The following table shows the value of cash severance benefits that would have been payable to each of our NEOs under arrangements or contracts described below, as well as the value of equity awards that would vest, assuming a termination of employment as of January 30, 2021. In this table “TRSU” stands for time-based restricted stock units and “PRSU” stands for performance-based restricted stock units.

	TERMINATION BY COMPANY WITHOUT CAUSE/ BY EXECUTIVE FOR GOOD REASON		TERMINATION BY COMPANY FOR CAUSE/ BY EXECUTIVE WITHOUT GOOD REASON	CHANGE IN CONTROL TERMINATION		TERMINATION FOLLOWING DEATH OR DISABILITY(12)

Robert Wallstrom
Cash	$4,054,500	(1)	—	$5,754,500	(2)	$654,500	(3)
COBRA(4)	25,403		—	25,403		25,403
Value of unvested shares that would be accelerated(5)
- TRSU	—		—	1,785,831	(6)	1,785,831	(6)
- PRSU	—		—	1,859,245	(7)	774,476	(7)
Other(11)	95,625		95,625	145,625		95,625

John Enwright
Cash	796,564	(8)	—	1,105,800	(9)	117,564	(10)
COBRA(4)	16,936		—	16,936		16,936
Value of unvested shares that would be accelerated (5)
- TRSU	—		—	384,990	(6)	384,990	(6)
- PRSU	—		—	511,901	(7)	295,167	(7)
Other(11)	18,281		18,281	48,281		18,281

Daren Hull
Cash	1,055,813	(8)	—	1,436,400	(9)	173,813	(10)
COBRA(4)	20,256		—	20,256		20,256
Value of unvested shares that would be accelerated (5)
- TRSU	—		—	610,572	(6)	610,572	(6)
- PRSU	—		—	670,516	(7)	351,368	(7)
Other(11)	34,408		34,408	64,408		34,408

Beatrice Mac Cabe
Cash	798,419	(8)	—	1,120,050	(9)	110,669	(10)
COBRA(4)	16,936		—	16,936		16,936
Value of unvested shares that would be accelerated (5)
- TRSU	—		—	452,886	(6)	462,886	(6)
- PRSU	—		—	573,341	(7)	314,036	(7)
Other(11)	14,926		14,926	44,926		14,926

Mary Beth Trypus
Cash	767,642	(8)	—	1,071,600	(9)	109,642	(10)
COBRA(4)	—		—	—		—
Value of unvested shares that would be accelerated (5)
- TRSU	—		—	353,075	(6)	353,075	(6)
- PRSU	—		—	370,178	(7)	156,131	(7)
Other(11)	8,315		8,315	38,315		8,315
(1)

Pursuant to his employment agreement, upon a termination by the Company without cause or by Mr. Wallstrom for good reason, he is entitled to a cash payment equal to any bonus for the prior fiscal year which has been earned but is

Vera Bradley, Inc. 2021 Proxy Statement	33

EXECUTIVE COMPENSATION

unpaid, a lump sum payment equal to two times the sum of his annual base salary rate plus his target bonus in the year of termination and a pro rata portion of the amount of bonus that he would have received for the year in which his employment terminated. For purposes of this table, the pro rata bonus has been assumed at the actual fiscal 2021 bonus payout.

(2)

Pursuant to his employment agreement, upon a termination in anticipation of, upon or within 24 months following a change in control, Mr. Wallstrom is entitled to a cash payment equal to any bonus for the prior fiscal year which has been earned but is unpaid, a lump sum payment equal to three times the sum of his annual base salary rate plus his target bonus in the year of termination and a pro rata portion of the amount of bonus that he would have received for the year in which his employment terminated. For purposes of this table, the pro rata bonus has been assumed at the actual fiscal 2021 bonus payout.

(3)

Pursuant to his employment agreement, upon a termination for death or disability, Mr. Wallstrom is entitled to a cash payment equal to any bonus for the current fiscal year which has been earned but is unpaid. For purposes of this table, the current year bonus has been assumed at the actual fiscal 2021 bonus payout.

(4)

COBRA continuation coverage reflects monthly payments made by the Company for a period of 18 months in the case of Mr. Wallstrom and 12 months in the case of the other NEOs and is based upon coverage elections in place as of January 30, 2021. This amount assumes the NEO elects COBRA coverage and is eligible to participate in COBRA for the payment period.

(5)	Based on the closing price of $8.45 of the Company’s common shares on January 29, 2021 (the last trading day prior to the end of the fiscal year) as reported by The NASDAQ Stock Market.
(6)	Figure includes grants of TRSUs which would vest in the event of death, disability or upon a change in control.
(7)

Figure includes grants of PRSUs which would vest in the event of death, disability or upon a change in control. For completed performance years, the number of shares reflects earned shares based on actual performance to goal. For incomplete performance years, upon a change in control, the shares above are reflected at target. In the event of death or disability, the grants would be prorated based on the number of full fiscal months in which the executive provided service during the performance period.

(8)

Pursuant to the Severance Plan (as described below), upon a termination by the Company without cause or by the executive for good reason, he or she is entitled to a cash payment equal to a pro rata portion of the amount of bonus that he or she would have received for the year in which his or her employment terminated, and a lump sum payment equal to one and one-quarter times the sum of his or her annual base salary rate plus target bonus in the year of termination. For purposes of this table, the pro rata bonus has been assumed at the actual fiscal 2021 bonus payout.

(9)

Pursuant to the severance plan, upon a termination in anticipation of, upon or within 24 months following a change in control, the executive is entitled to a cash payment equal to any bonus for the prior fiscal year which has been earned but is unpaid, a lump sum payment equal to one and three-quarters times the sum of his or her annual base salary rate plus target bonus in the year of termination and a payment equal to his or her target bonus in the year of termination prorated for the number of weeks the executive was employed for the fiscal year.

(10)

Pursuant to the severance plan, upon a termination for death or disability, the executive or his or her estate is entitled to a cash payment equal to a pro rata portion of the amount of bonus that he or she would have received for the year in which his or her employment terminated. For purposes of this table, the current year bonus has been assumed at the actual fiscal 2021 bonus payout.

(11)

Figure includes accrued vacation of 234 hours for Mr. Wallstrom, 98 hours for Mr. Enwright, 142 hours for Mr. Hull, 79 hours for Ms. Mac Cabe and 46 hours for Ms. Trypus. In the event of a change in control, this amount also includes a maximum of $50,000 of outplacement services for Mr. Wallstrom and $30,000 for all other NEOs.

(12)	As none of the NEOs met or exceeded the age of 65, the normal retirement age of the Company, as of January 30, 2021, severance benefits due to retirement were excluded.

SEVERANCE AGREEMENTS AND ARRANGEMENTS

Chief Executive Officer. Under his Employment Agreement, if the Company terminates Mr. Wallstrom’s employment without cause or Mr. Wallstrom terminates his employment for good reason (each as defined in the Employment Agreement), Mr. Wallstrom will be entitled to (i) any bonus earned in the fiscal year prior to the employment termination that has not yet been paid, (ii) a pro rata portion of the amount of bonus, if any, that he would have received for the year in which his employment terminated; (iii) a lump sum payment equal to two times the sum of his (a) annual base salary rate and (b) target bonus for the fiscal year of termination; and (iv) monthly cash reimbursement of COBRA premiums for a period of eighteen months. If the Company terminates Mr. Wallstrom’s employment without cause or Mr. Wallstrom terminates his employment for good reason

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EXECUTIVE COMPENSATION

and such termination is within 24 months after a change in control of the Company, Mr. Wallstrom will receive, in addition to the payments and benefits described in the preceding sentence, an additional lump sum payment equal to the sum of his (a) annual base salary rate and (b) target bonus for the fiscal year of termination, in exchange for his continued compliance with the restrictive covenants set forth in the Employment Agreement after the change in control and reimbursement for outplacement assistance up to a maximum amount of $50,000. If the payments and benefits to Mr. Wallstrom under the Employment Agreement, together with all other amounts payable to him following a change in control (the “Total Payments”), would be subject to an excise tax under the provisions of Code Section 4999 (the “Excise Tax”), then Mr. Wallstrom will receive either (i) the Total Payments or (ii) the Total Payments as reduced so that the amount of the Total Payments (after reduction) is $1.00 less than the amount that would cause the payments to be subject to the Excise Tax; whichever of the two would provide him with a greater after-tax value of amounts received.

If Mr. Wallstrom’s employment is terminated by death or disability, Mr. Wallstrom or his estate will be entitled to: (i) any bonus that has been earned but not paid; (ii) a pro-rated bonus, if any, Mr. Wallstrom would have received for the year in which his employment terminated; and (iii) in the case of termination due to disability, reimbursements of COBRA premiums.

Severance Plan. On May 21, 2014, the Compensation Committee adopted the Vera Bradley, Inc. 2014 Executive Severance Plan (the “Severance Plan”). The Severance Plan was amended on May 30, 2018 to remove the reference to Executive Vice President and Senior Vice President position levels and replacing it with an executive officer level only. With the exception of Mr. Wallstrom, all NEOs are participants in the Severance Plan, in addition to other officers of the Company.

Under the Severance Plan, if the Company terminates a participant’s employment without cause or the participant terminates his or her employment for good reason (each as defined in the Severance Plan), the participant will be entitled to (i) any bonus earned in the fiscal year prior to the employment termination that has not yet been paid; (ii) a pro rata portion of the amount of the target bonus (as defined in the Severance Plan), if any, that he or she would have received for the year in which his or her employment terminated; (iii) a lump sum payment equal to one and one-quarter times the sum of his or her (a) annual base salary rate and (b) target bonus for the fiscal year of termination; and (v) monthly cash reimbursement of COBRA premiums for a period of twelve months.

If the Company terminates a participant’s employment without cause or a participant terminates his or her employment for good reason and such termination is within 24 months after a change in control (as defined in the Severance Plan) of the Company, the participant will receive, (i) any bonus earned in the fiscal year prior to the employment termination that has not yet been paid; (ii) a pro rata portion of the target bonus for the year in which his or her employment terminated; (iii) a lump sum payment equal to one and three-quarter times the sum of his or her (a) annual base salary rate and (b) target bonus for the fiscal year of termination; and (v) monthly cash reimbursement of COBRA premiums for a period of twelve months.

If a participant’s employment is terminated by death or disability, the participant or his or her estate will be entitled to receive (i) any bonus earned in the fiscal year prior to the employment termination that has not yet been paid; (ii) a pro rata portion of the amount of bonus (as defined in the Severance Plan), if any, that he or she would have received for the year in which his or her employment terminated; and (iii) in the case of termination due to disability, monthly cash reimbursement of COBRA premiums for a period of twelve months.

The Severance Plan contains customary non-competition and confidentiality provisions. During the period of each participant’s employment and for a period of one year following termination of employment for any reason, the participants may not associate, directly or indirectly, as an employee, officer, director, agent, partner, owner, stockholder, representative, consultant or vendor with, for or on behalf of any competitor (as defined below), unless the Compensation Committee has approved such an association. For purposes of the Severance Plan, the term “competitor” means any entity, company, enterprise or group which engages in the sale of duffel bags, backpacks, totes, or handbags and whose annual sales revenue is less than three hundred million dollars or those added to a list which the Compensation Committee reviews biannually. In addition, participants may not solicit or accept if offered the services of any person who is a then-current employee of the Company (or was an employee of the Company during the year preceding such solicitation) to terminate employment or an engagement with the Company, not including any general, non-targeted advertising or agree to hire any then-current employee (or an individual who was an employee of the Company during the year preceding such hire) of the Company into employment with the participant or any company, individual or other entity.

Vera Bradley, Inc. 2021 Proxy Statement	35

EXECUTIVE COMPENSATION

Treatment of Equity Awards

Grants under the 2010 and 2020 Equity and Incentive Plans

Generally. Except in the case of a change in control or the executive’s death, disability or retirement, upon an executive’s termination in service from the Company all unearned and unvested grants of both time-based and performance-based restricted stock units will be forfeited.

Change in Control. Under the terms of the grant agreements, all unvested performance-based restricted stock units will vest in the event of a change in control. With respect to performance years that have been completed at the time of a change in control, unvested performance-based restricted stock units will be earned and vested to the extent of actual performance for such performance year. With respect to performance years that have not been completed at the time of a change in control, performance-based restricted stock units will be deemed to be earned at the target level, with any such earned units becoming fully vested.

With respect to time-based restricted stock units, upon a change in control that portion of any outstanding award that is not yet vested as of the date of the change in control will become immediately and fully vested and paid immediately prior to the change in control.

The Incentive Plan defines a “change in control” to mean the occurrence of any one or more of the following: (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Exchange Act and the rules of the Securities and Exchange Commission as in effect on the date of the award), other than: (i) Barbara Baekgaard, Patricia Miller, Michael Ray and Kim Colby and their respective heirs and descendants and any trust established for their benefit; (ii) the Company or a corporation owned directly or indirectly by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company; or (iii) any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its affiliates, of securities of the Company representing more than twenty-five percent (25%) of the combined voting power of the Company’s then outstanding securities; (b) the occupation of a majority of the seats (other than vacant seats) on the board of directors by persons who were neither (i) nominated by the board nor (ii) appointed by directors so nominated; or (c) the consummation of (i) an agreement for the sale or disposition of all or substantially all of the Company’s assets or (ii) a merger, consolidation or reorganization of the Company with or involving any other corporation, other than a merger, consolidation or reorganization that results in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the combined voting power of the voting securities of the Company (or such surviving entity) outstanding immediately after such merger, consolidation or reorganization.

Death or Disability. Under the terms of the grant agreements, all unvested performance-based restricted stock units will vest in the event that an executive’s service with the Company terminates as a result of death or disability during the performance period, (i) with respect to performance years that have been completed at the time of death or disability, each tranche will be earned only to the extent of actual performance in the performance year; and (ii) with respect to performance years that have not been completed at the time of death or disability, each tranche will be deemed to be earned based on the “target” level of performance for such performance year, but prorated based on the number of full fiscal months in which the executive provided service during the performance period.

With respect to time-based restricted stock units, in the event of the executive’s death or disability, any portion of any outstanding award that is not yet vested as of the date of death or disability shall become immediately and fully vested.

The Incentive Plan states that “disability” may be defined in any employment, consulting or other agreement between the Company and the executive or, in the absence of such an agreement, “disability” will mean (i) any permanent physical or mental incapacity or disability rendering the Participant unable or unfit to perform effectively the duties and obligations of the executive’s service or (ii) any illness, accident, injury, physical or mental incapacity or other disability, which condition is expected to be permanent or long-lasting and has rendered the executive unable or unfit to perform effectively the duties and obligations of the Participant’s service for a period of at least 180 days in any twelve-consecutive month period (in either case, as determined in the good faith judgment of the Compensation Committee). There are no outstanding employment, consulting or other agreements between the Company and any executive which otherwise define the term “disability.”

Retirement. Under the terms of the grant agreements, all unvested performance-based restricted stock units will vest in the event that an executive’s service with the Company terminates as a result of retirement during the performance period, (i) with respect to performance years that have been completed at the time of retirement, each

36	Vera Bradley, Inc. 2021 Proxy Statement

EXECUTIVE COMPENSATION

tranche will be earned only to the extent of actual performance in the performance year; and (ii) with respect to performance years that have not been completed at the time of retirement, each tranche will be deemed to be earned based on the “target” level of performance for such performance year, but prorated based on the number of full fiscal months in which the executive provided service during the performance period.

With respect to time-based restricted stock units, in the event of the executive’s retirement, any portion of any outstanding award that is not yet vested as of the date of retirement shall become immediately and fully vested but prorated based on the number of full fiscal months in which the executive provided service.

The Incentive Plan states that “retirement” means a termination of service on or after reaching the age established by the Company as the normal retirement age in any unexpired employment, consulting or other agreement between the executive and the Company, or, if different, a qualified retirement plan sponsored by the Company. There are no outstanding employment, consulting or other agreements between the Company and any executive which otherwise define the term “retirement.”

PAY RATIO DISCLOSURE

In August 2015, the SEC adopted a rule mandated by section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act that requires most registrants to disclose the ratio of the total annual compensation of their principal executive officer (“PEO”) to the total annual compensation of their median employee. The Company’s PEO is Mr. Wallstrom.

In determining the median employee, we included employees other than the PEO who were employed as of December 31, 2020, which is within three months of the Company’s fiscal 2021 year end.

In calculating the median employee, we:

•	Used gross compensation as reported on each employee’s Form W-2 for calendar year 2020;

•	Annualized salaries for part-time and full-time employees who were not employed for the entire 2020 calendar year (but did not annualize temporary and seasonal employees);
•	Excluded health care benefits; and

•	Excluded employees at non-U.S. locations, which consisted of approximately 25 employees as of the end of calendar year 2020 and represented only approximately 1% of total employees.

Based on our calculations, the median employee was a part-time retail store associate with total annual compensation of $8,622 (calculated under Item 402(c)(2)(x) of Regulation S-K) during fiscal 2021. The total annual compensation during fiscal 2021 for Mr. Wallstrom was $2,708,765 which resulted in a ratio of the PEO compensation to the substitute median employee compensation of 314 to 1.

The increase in the ratio compared to the prior year (which was 171 to 1) was primarily due to a decrease in the median employee’s annual compensation because of employee furloughs, retail store temporary closures and reduced store hours as a result of the COVID-19 pandemic. Mr. Wallstrom’s base compensation was also reduced during a portion of fiscal 2021 due to the COVID-19 pandemic.

As an alternative to the SEC required pay ratio, and to provide a look at a pay ratio of PEO compensation based on full-time employment, we annualized the median employee’s compensation and calculated another pay ratio. We did this by determining an effective hourly rate based on the total annual compensation and divided by the hours worked. We then multiplied the hourly rate by 2,080 hours and added any incentive compensation to approximate what the median employee would have earned if they worked full-time for the year. This annualized amount was $28,963. This resulted in a pay ratio of PEO compensation to the median employee compensation of 94 to 1. This ratio is supplemental and voluntarily provided. This ratio should not be used as a substitute for, or in isolation from, the pay ratio calculated in accordance with the rule adopted by the SEC.

The pay ratio reported by other companies may not be comparable to the pay ratio reported by us, as the method, assumptions, adjustments or estimates used to calculate the median employee may be different from the method used by us. In addition, other companies may have different employment and compensation practices than we do.

Vera Bradley, Inc. 2021 Proxy Statement	37

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE 2021 ANNUAL MEETING OF SHAREHOLDERS

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE 2021 ANNUAL MEETING OF SHAREHOLDERS

Why am I receiving these materials?

We are providing these proxy materials to you in connection with the solicitation, by the Board of Directors of Vera Bradley, Inc. (we, us, the “Company” or “Vera Bradley”), of proxies to be voted at the Company’s 2021 Annual Meeting of Shareholders and at any adjournments or postponements of the meeting. The Annual Meeting is scheduled to be held on Thursday, June 3, 2021 beginning at 9:30 a.m., Eastern Time, at the Company’s corporate headquarters, 12420 Stonebridge Road, Roanoke, Indiana 46783. As a shareholder, you are invited to attend the Annual Meeting and are entitled and requested to vote on the proposals described in this Proxy Statement. This Proxy Statement and the accompanying proxy card are being mailed to shareholders starting on or about [●], 2021. The mailing address of the Company’s principal executive offices is 12420 Stonebridge Road, Roanoke, Indiana 46783. While we anticipate that the Annual Meeting will occur as planned on June 3rd, there is a possibility that due to the COVID-19 pandemic the meeting may be postponed or the location changed, including possibly holding a virtual meeting. Should this occur we will notify you by issuing a press release and filing an announcement with the Securities and Exchange Commission as definitive additional soliciting material.

What proposals will be voted on at the Annual Meeting?

Four proposals are scheduled to be voted on at the Annual Meeting:

•	The election of ten directors to the Board of Directors for a one-year term

•	The ratification of the appointment of Deloitte & Touche LLP (“Deloitte”) as our independent registered public accounting firm for fiscal 2022

•	The approval on an advisory basis, of the compensation of our named executive officers (“NEOs”)

•	To approve a proposed amendment to our Second Amended and Restated Articles of Incorporation to allow shareholders to unilaterally amend our bylaws.

Our Board of Directors is not aware of any other matter that will be presented at the Annual Meeting. If any other matter is properly presented at the Annual Meeting, the persons named on your proxy will, in the absence of your instructions to the contrary, vote the shares for which such persons have voting authority in accordance with their discretion on the matter.

What are the Board of Directors’ voting recommendations?

The Company’s Board of Directors recommends that you vote your shares:

•	“FOR” the election of each of the director nominees to the Board of Directors

•	“FOR” the ratification of the appointment of Deloitte as our independent registered public accounting firm for fiscal 2022

•	“FOR” approval of the compensation of the NEOs

•	“FOR” approval of the proposed amendment to our Second Amended and Restated Articles of Incorporation to allow shareholders to unilaterally amend our bylaws.

Who is entitled to vote?

Only holders of record of our common shares at the close of business on April 1, 2021 (the “Record Date”), will be entitled to notice of and to vote at, the Annual Meeting or at any postponements or adjournments thereof. If you hold your shares in “street name” and wish to vote your shares in person at the Annual Meeting, you must obtain a legal proxy from your broker, bank or other nominee (who is the shareholder of record), giving you the right to vote the shares; otherwise, your broker, bank or other nominee will vote for you pursuant to voting instructions provided by you, if any, and otherwise may vote only on routine matters. On the Record Date, 33,615,340 common shares were issued and outstanding. Each common share is entitled to one vote on each matter presented at the Annual Meeting.

What do I need to do now?

Please carefully consider the information in this Proxy Statement and respond as soon as possible so that your shares will be represented at the meeting. You can respond by following the instructions for granting a proxy to vote on the proxy card or, for shares held by your broker, bank or other nominee on the voting instruction card that your broker, bank or other nominee provides to you. Alternatively, you may attend the Annual Meeting and vote your shares in person, in which case, only your in-person votes will count. Note, however, that in light of

38	Vera Bradley, Inc. 2021 Proxy Statement

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE 2021 ANNUAL MEETING OF SHAREHOLDERS

the ongoing COVID-19 pandemic, we are encouraging all shareholders to take advantage of Internet and telephone voting. Remember that you will need to obtain a legal proxy from your bank, broker or nominee if your shares are held in “street name” and you wish to vote in person at the Annual Meeting.

Do I need to attend the meeting?

No. You may authorize your shares to be voted by following the instructions on the proxy card or, for shares held by your broker, bank or other nominee on the voting instruction card that your broker or other nominee provides to you.

If I wish to attend the meeting, what identification must I show to attend?

All shareholders should bring a driver’s license, passport or other form of government-issued identification to verify their identities. In addition:

•

If your shares are held through a broker, bank or other nominee (known as holding your shares in “street name”), you will need to bring either (1) a letter from your broker, bank or other nominee stating that you held the Company’s shares through that institution as of the Record Date or (2) a copy of the notice of Annual Meeting document you received in the mail.

•

If you are a registered shareholder (meaning, your shares are held directly with the Company’s transfer agent), you do not need anything additional because we can check your name against the list of registered shareholders at the door.

Shareholders whose shares are held jointly or through a company, group or other institution may bring one other person with them to attend the meeting. Please understand that, for security reasons, we cannot admit to the meeting people who lack the proper identification. Also, in light of the COVID-19 pandemic we will follow social distancing guidelines and requirements at our annual meeting.

How do I vote shares that are held by my broker, bank or other nominee?

If you have shares held by a broker, bank or other nominee, you may instruct your broker, bank or other nominee to vote your shares by following the instructions that your broker, bank, or other nominee provides to you. Most brokers offer voting by mail, telephone and the Internet. Shares held in street name may be voted in person by you at the Annual Meeting only if you obtain a signed proxy from the record holder giving you the right to vote the shares.

What is the quorum requirement for the Annual Meeting?

A quorum is necessary for the Company’s shareholders to conduct business at the Annual Meeting. The presence at the meeting, in person or by proxy, of the holders of a majority of the shares entitled to vote on the Record Date will constitute a quorum, permitting us to conduct the business of the meeting. Proxies received but marked as abstentions, if any, and broker non-votes, described below, will be included in the calculation of the number of shares considered to be present at the meeting for quorum purposes.

What is the voting requirement to approve each of the proposals?

Ten directors have been nominated for election at the Annual Meeting. Directors will be elected by a plurality of the votes properly cast in the election of directors at the Annual Meeting. This means that the ten nominees who receive the largest number of “FOR” votes cast will be elected as directors. Shareholders cannot cumulate votes in the election of directors.

The proposals to ratify the appointment of our independent registered public accounting firm and to amend our Second Amended and Restated Articles of Incorporation to permit shareholders to unilaterally amend our bylaws will be approved in each case if the votes properly cast favoring the proposal exceed the votes properly cast opposing the proposal.

The proposal for an advisory vote on the compensation of the NEOs will be approved if the votes properly cast favoring the proposal exceed the votes properly cast opposing the proposal. However, because this result is advisory, the result will not be binding on us, the Board of Directors or the Compensation Committee.

What does it mean if I receive more than one proxy or voting instruction card?

It means your shares are registered differently or are in more than one account. Please provide voting instructions for all proxy and voting instruction cards you receive.

Who will count the vote?

A representative of Broadridge Financial Solutions, Inc., the Company’s mailing agent, will tabulate the votes. Mark C. Dely, the Company’s Secretary, will act as the inspector of election.

Vera Bradley, Inc. 2021 Proxy Statement	39

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE 2021 ANNUAL MEETING OF SHAREHOLDERS

How are broker non-votes counted? What if I abstain?

When a proposal is not a routine, uncontested matter and a brokerage firm has not received voting instructions from the beneficial owner of the shares with respect to that proposal, the brokerage firm cannot vote the shares on that proposal. This is called a broker non-vote. Absent instructions, your broker will NOT be able to vote your shares with respect to the election of directors, the approval of NEO compensation and the amendment to our Second Amended and Restated Articles of Incorporation because these matters are considered to be “non-routine” matters. Abstentions and broker non-votes will be counted for purposes of determining whether a quorum is present, but will generally have no effect on these proposals because they are not considered votes cast.

We strongly encourage you to vote your shares and exercise your right to vote as a shareholder. In light of the ongoing COVID-19 pandemic, we also encourage all shareholders to take advantage of Internet and telephone voting.

Can I revoke my proxy or change my vote?

Yes. You may revoke your proxy or change your voting instructions at any time prior to the vote at the Annual Meeting by:

•	providing written notice to the Secretary of the Company;

•	delivering a valid, later-dated proxy or a later-dated vote on the Internet or by telephone; or

•	attending the Annual Meeting and voting in person.

Please note that your attendance in person at the Annual Meeting will not cause your previously granted proxy to be revoked unless you specifically so request. Shares held in street name may be voted in person by you at the Annual Meeting only if you obtain a signed proxy from the record holder giving you the right to vote the shares. If your shares are held in street name, you must contact your brokerage firm, bank or other nominee to change your vote or obtain a proxy to vote your shares if you wish to cast your votes in person at the meeting.

Who will bear the cost of soliciting votes for the Annual Meeting?

The Company is soliciting your proxy and will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic and facsimile transmission by our directors, officers and employees, who will not receive any additional compensation for such solicitation activities. We may reimburse brokerage firms and other persons representing beneficial owners of our common shares for their expenses in forwarding solicitation material to such beneficial owners.

I share an address with another shareholder and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?

The Company has adopted a procedure called “householding,” which the Securities and Exchange Commission (the “SEC”) has approved. Under this procedure, the Company is delivering a single copy of this Proxy Statement to multiple shareholders who share the same address unless the Company has received contrary instructions from one or more of the shareholders. This procedure is environmentally responsible and reduces the Company’s printing costs, mailing costs and fees. Shareholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, a separate copy of this Proxy Statement will be promptly delivered to any shareholder at a shared address to which the Company delivered a single copy. To receive a separate copy of this Proxy Statement, or a separate copy of future proxy statements, shareholders may write or call Broadridge Financial Solutions, Inc. at the following address and telephone number: Householding Department, 51 Mercedes Way, Edgewood, New York 11717 or 1-800-542-1061. Shareholders who hold shares in street name may contact their brokerage firm, bank, broker-dealer or other similar organization to request information about householding.

Can I access the Company’s proxy materials and Annual Report electronically?

This Proxy Statement and copies of the Company’s Annual Report on Form 10-K for the fiscal year ended January 30, 2021, as filed with the SEC, are available to shareholders free of charge in the “Investor Relations” section of the Company’s website at www.verabradley.com or by writing to Vera Bradley, Inc., 12420 Stonebridge Road, Roanoke, Indiana 46783.

Where can I find the voting results of the Annual Meeting?

The Company will announce preliminary voting results at the Annual Meeting and publish results in a Current Report on Form 8-K within four business days of the Annual Meeting.

40	Vera Bradley, Inc. 2021 Proxy Statement

SHARE OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

SHARE OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding ownership of our common shares as of April 1, 2021 for the following individuals:

❖	each person known to us to own beneficially more than 5% of our outstanding common shares;

❖	each of our executive officers named in the summary compensation table;

❖	each of our directors; and

❖	all of our executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and generally means the power to vote or to direct disposition. Except as described below, in computing the number of shares beneficially owned by a person and the percentage ownership of that person, common shares subject to options or warrants held by that person that were currently exercisable or exercisable within 60 days of April 1, 2021, are deemed outstanding but are not deemed outstanding for computing the percentage ownership of any other person. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to such securities. All of the shares reflected in the table are common shares.

Percentage of beneficial ownership is based on 33,615,340 common shares outstanding as of April 1, 2021. Unless otherwise indicated, the address of each beneficial owner listed below is c/o Vera Bradley, Inc., 12420 Stonebridge Road, Roanoke, Indiana 46783.

	COMMON SHARES BENEFICIALLY OWNED

NAME OF BENEFICIAL OWNER	SHARES	%

5% Beneficial Owners
Blackrock, Inc.(1)	3,779,155	11.2%
Patricia R. Miller(2)	3,438,658	10.2%
Michael C. Ray(3)(4)	2,680,477	8.0%
Anne-Marie Ray(3)(5)	2,680,477	8.0%
James B. Byrne(3)(6)	2,675,347	8.0%
Thomas F. Byrne II(3)(7)	2,675,347	8.0%
Joan B. Hall(3)(8)	2,675,044	8.0%
Dimensional Fund Advisors LP(9)	2,629,978	7.8%
Senvest(10)	1,850,000	5.5%

Directors and Executive Officers
Robert Wallstrom	268,555	*
Barbara Bradley Baekgaard	28,636	*
P. Michael Miller(2)	3,438,658	10.2%
Robert J. Hall(3)(11)	2,773,970	8.3%
John E. Kyees	81,208	*
Frances P. Philip	57,217	*
Edward M. Schmults	51,509	*
Mary Lou Kelley	48,765	*
Kristina Cashman	—	*
Carrie M. Tharp	—	*
Nancy R. Twine	—	*
John Enwright	48,487	*
Daren Hull	37,335	*
Beatrice Mac Cabe	55,769	*
Mary Beth Trypus	30,495	*
Directors and Executive Officers as a Group (17 persons)	7,008,863	20.9%

Vera Bradley, Inc. 2021 Proxy Statement	41

SHARE OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

*	Represents beneficial ownership of less than one percent of the outstanding common shares.
(1)

Information contained in the columns above and this footnote is based on a report on Schedule 13G/A filed with the SEC on January 27, 2021 by BlackRock, Inc. Various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, these shares. The principal place of business for BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055.

(2)

P. Michael Miller and Patricia R. Miller are husband and wife. Collectively, they beneficially owned an aggregate of 3,438,658 common shares as of April 1, 2021. Of these shares 1,500,000 shares were held by the Miller Marital Trust of which Mrs. Miller is the trustee; 1,421,811 shares were held by Patricia R. Miller; 404,369 shares were held by the Patricia R. Miller 2020 Annuity Trust of which Mr. Miller is the trustee; and 112,478 shares were held by P. Michael Miller.

(3)

Michael C. Ray, Anne-Marie Ray, James B. Byrne, Thomas F. Byrne II, Robert J. Hall and Joan B. Hall, each of whom is related by blood or marriage to Barbara Bradley Baekgaard, share voting and investment power with regard to 2,276,867 shares held by the Barbara B. Baekgaard 2009 Grantor Retained Annuity Trust (the “Baekgaard Trust”) and 31,358 shares held by the Barbara Bradley Baekgaard Family Foundation, a trust from which distributions are made exclusively to charitable organizations (the “Foundation”). In the aggregate, Michael C. Ray, Anne-Marie Ray, James B. Byrne, Thomas F. Byrne II, Robert J. Hall and Joan B. Hall beneficially owned 3,880,466 shares as of April 1, 2021.

(4)

Represents 2,276,867 shares held by the Baekgaard Trust; 34,065 and 338,187 shares held by the Anne-Marie Ray 2017 Grantor Retained Annuity Trust #1 and the Anne-Marie Ray Revocable Trust, respectively (collectively the “Anne-Marie Trusts”), of which Mr. Ray’s spouse is the sole trustee; and 31,358 shares held by the Foundation, of which Mr. Ray’s spouse is a trustee.

(5)

Represents 2,276,867 shares held by the Baekgaard Trust; 372,252 shares held by the Anne-Marie Trusts, of which Mrs. Ray is the sole trustee; and 31,358 shares held by the Foundation, of which Mrs. Ray is a trustee.

(6)

Represents 2,276,867 shares held by the Baekgaard Trust; 31,358 shares held by the Foundation, of which Mr. Byrne is a trustee; and 34,065 and 333,057 shares held by the James B. Byrne 2017 Grantor Retained Annuity Trust #1 and James Bradley Byrne Revocable Trust, respectively, of which Mr. Byrne is the sole trustee.

(7)

Represents 2,276,867 shares held by the Baekgaard Trust; 31,358 shares held by the Foundation, of which Mr. Byrne is a trustee; and 34,065 and 333,057 shares held by the Thomas F. Byrne II 2017 Grantor Retained Annuity Trust #1 and Thomas F. Byrne II Revocable Trust, respectively, of which Mr. Byrne is the sole trustee.

(8)

Represents 2,276,867 shares held by the Baekgaard Trust; 31,358 shares held by the Foundation, of which Mrs. Hall is a trustee; and 34,065 and 332,754 shares held by the Joan Byrne Hall 2017 Grantor Retained Annuity Trust #1 and Joan Byrne Hall Revocable Trust, respectively (collectively the “Joan Byrne Hall Trusts”) of which Mrs. Hall is the sole trustee.

(9)

Information contained in the columns above and this footnote is based on a report on Schedule 13G/A filed with the SEC on February 12, 2021 by Dimensional Fund Advisors LP. Various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, these shares. The principal place of business for Dimensional Fund Advisors LP is Building One, 6300 Bee Cave Road, Austin, Texas 78746.

(10)

Information contained in the columns above and this footnote is based on a report on Schedule 13G filed with the SEC on January 7, 2021 by Senvest Management, LLC. Various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, these shares. The principal place of business for Senvest Management, LLC is 540 Madison Avenue, 32nd Floor, New York, New York 10022.

(11)

Represents 98,926 shares held by Robert J. Hall; 2,276,867 shares held by the Baekgaard Trust; 366,819 shares held by the Joan Byrne Hall Trusts, of which Mr. Hall’s spouse is the sole trustee; and 31,358 shares held by the Foundation, of which Mr. Hall’s spouse is a trustee.

42	Vera Bradley, Inc. 2021 Proxy Statement

OTHER BUSINESS AND ADDITIONAL INFORMATION

OTHER BUSINESS AND ADDITIONAL INFORMATION

DELINQUENT SECTION 16(A) REPORTS

Section 16(a) of the Exchange Act requires Vera Bradley’s executive officers, directors and persons who beneficially own more than 10% of our common shares to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. Such persons are required by Commission regulations to furnish Vera Bradley with copies of all Section 16(a) forms filed by such persons. Based solely on Vera Bradley’s review of such forms furnished to it and written representations from certain reporting persons, Vera Bradley believes that all filing requirements applicable to its executive officers, directors and more than 10% shareholders were complied with during fiscal 2021, provided that, one Form 4 for former director Matthew McEvoy was filed untimely with respect to one transaction reported therein.

REQUIREMENTS, INCLUDING DEADLINES, FOR SUBMISSION OF PROXY PROPOSALS, NOMINATION OF DIRECTORS AND OTHER BUSINESS OF SHAREHOLDERS

In order to submit shareholder proposals for the 2022 annual meeting of shareholders for inclusion in the Company’s Proxy Statement pursuant to SEC Rule 14a-8, materials must be received by the Secretary at the Company’s principal office in Roanoke, Indiana, no later than [●], 2022.

The proposals must comply with all of the requirements of SEC Rule 14a-8. Proposals should be addressed to: Mark C. Dely, Corporate Secretary, Vera Bradley, Inc., 12420 Stonebridge Road, Roanoke, Indiana 46783.    As the rules of the SEC make clear, simply submitting a proposal does not guarantee its inclusion.

The Company’s amended and restated bylaws also establish an advance notice procedure with regard to director nominations and shareholder proposals that are not submitted for inclusion in the Proxy Statement, but that a shareholder instead wishes to present directly at an annual meeting. To properly bring before the 2022 annual meeting, a nomination or other matter the shareholder wishes to present at the meeting, the shareholder must have given written notification thereof, either by personal delivery or by United States mail, postage prepaid, to the Secretary of the Company no earlier than 120 days and not later than 90 days in advance of the date of the Company’s Proxy Statement released to shareholders in connection with the previous year’s annual meeting of shareholders. As a result, any notice given by or on behalf of a shareholder pursuant to these provisions of the Company’s amended and restated bylaws (and not pursuant to SEC Rule 14a-8) must be received no earlier than [●], 2022, and no later than [●], 2022. All director nominations and shareholder proposals must comply with the requirements of the Company’s amended and restated bylaws, a copy of which may be obtained at no cost from the Secretary of the Company.

Other than the four proposals described in this Proxy Statement, Vera Bradley does not expect any matters to be presented for a vote at the Annual Meeting. If you grant a proxy, the persons named as proxy holders on the proxy card will have the discretion to vote your shares on any additional matters properly presented for a vote at the Annual Meeting. If for any unforeseen reason, any one or more of Vera Bradley’s nominees is not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by the Board of Directors.

The chair of the meeting may refuse to allow the transaction of any business not presented beforehand or to require acknowledgment of the nomination of any person not made in compliance with the foregoing procedures.

Vera Bradley, Inc. 2021 Proxy Statement	43

APPENDIX A

APPENDIX A

~~SECOND~~ AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

VERA BRADLEY, INC.

Vera Bradley, Inc. (the “Corporation”), desiring to amend and restate its Amended and Restated Articles of Incorporation, effective as of the date these articles are submitted to the Indiana Secretary of State for approval, pursuant to the provisions of the Indiana Business Corporation Law, as amended (hereinafter referred to as the “Act”), executes the following Second Amended and Restated Articles of Incorporation.

ARTICLE I.

Name

Section 1.1. The name of the Corporation is Vera Bradley, Inc.

ARTICLE II.

Purposes

Section 2.1. The purpose for which the Corporation is formed is to transact any and all lawful business for which corporations may be incorporated under the Act.

ARTICLE III.

Shares and Shareholders

Section 3.1. Number. The total number of shares which the Corporation is authorized to issue is Two Hundred Five Million (205,000,000), consisting of Two Hundred Million (200,000,000) common shares (the “Common Stock”) and Five Million (5,000,000) preferred shares (the “Preferred Stock”).

Section 3.2. Relative Rights, Preferences, Limitations and Restrictions of Shares.

(a) Common Stock. The Common Stock shall have all of the rights accorded to shares under the Act, including but not limited to unlimited voting rights and, after payment shall have been made to the holders of any outstanding series of Preferred Stock of the full amount to which they shall be entitled, rights to distribution of the net assets of the Corporation upon dissolution.

(b) Preferred Stock. The Preferred Stock shall have such rights and preferences as are prescribed to it by the Board of Directors of the Corporation.

Section 3.3. Voting Rights. Each holder of Common Stock shall be entitled to one (1) vote for each share owned of record on the books of the Corporation on each matter submitted to a vote of the holders of Common Stock. Each holder of Preferred Stock shall have such voting rights as are prescribed to it by the Board of Directors.

ARTICLE IV.

Registered Office and Registered Agent

Section 4.1. Registered Office. The street address of the Corporation’s registered office is One American Square, Suite 2900, Indianapolis, Indiana 46282-0200.

Section 4.2. Registered Agent. The name of the Corporation’s registered agent at such registered office is Stephen J. Hackman.

ARTICLE V.

Board of Directors

Section 5.1. Powers. All corporate powers are exercised by or under the authority of, and the business and affairs of the Corporation are managed under the direction of, the Board of Directors.

Section 5.2. Number. The total number of directors shall be that specified in or fixed in accordance with the bylaws. The bylaws or these Articles may provide for staggering the terms of directors by dividing the directors into two (2) or three (3) groups, as provided in the Act. In the absence of a provision in the bylaws specifying the number of directors or setting forth the manner in which such number shall be fixed, the number of directors shall be eleven (11).

Section 5.3. Removal of Directors. Any one or more of the members of the Board of Directors may be removed, with or without cause, only at a meeting of shareholders called expressly for that purpose, by the affirmative vote of holders of outstanding shares representing at least a majority of all of the votes then entitled to be cast at an election of directors. No director may be removed except as provided in this Section 5.3.

Vera Bradley, Inc. 2021 Proxy Statement	A-1

APPENDIX A

Section 5.4. By-Laws. Except as otherwise expressly provided in these Articles of Incorporation or by the Act, the By-Laws of the Corporation may be amended or repealed by either (a) the Board of Directors by the affirmative vote of a majority of the entire number of Directors at the time, or (b) the shares of all classes of stock of the Corporation entitled to vote generally pursuant to Section 3.3. of these Articles of Incorporation, provided, however, that no By-Law may be adopted that is inconsistent with the Act.

ARTICLE VI.

Indemnification

Section 6.1. Rights to Indemnification and Advancement of Expenses. The Corporation shall, to the fullest extent permitted by applicable law now or hereafter in effect, indemnify any person who is or was a director, officer or employee of the Corporation (an “Eligible Person”) and who is or was involved in any manner (including, without limitation, as a party or a witness) or is threatened to be made so involved in any threatened, pending or completed investigation, claim, action, suit or proceeding, whether civil, criminal, administrative or investigative (including, without limitation, any action, suit or proceeding by or in the right of the Corporation to procure a judgment in its favor) (a “Proceeding”) by reason of the fact that such person is or was a director, officer or employee of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee, partner, member, manager, trustee, fiduciary or agent of another corporation, partnership, joint venture, limited liability company, trust or other enterprise (including, without limitation, any employee benefit plan), against all expenses (including attorneys’ fees), judgments, fines or penalties (including excise taxes assessed with respect to an employee benefit plan) and amounts paid in settlement actually and reasonably incurred by such Eligible Person in connection with such Proceeding if the Eligible Person acted in good faith and in a manner the Eligible Person reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal action or proceeding either (i) had reasonable cause to believe the Eligible Person’s conduct was lawful, or (ii) had no reasonable cause to believe the Eligible Person’s conduct was unlawful; provided, however, that the foregoing shall not apply to a Proceeding commenced by an Eligible Person except to the extent provided otherwise in the Corporation’s Bylaws or an agreement with an Eligible Person. The Corporation may establish provisions supplemental to or in furtherance of the provisions of this Article VI, including, but not limited to, provisions concerning the determination of the right of any Eligible Person to indemnification, mandatory or permissive advancement of expenses to an Eligible Person incurred in connection with a Proceeding, the effect of any change in control of the Corporation on indemnification and advancement of expenses and the funding or other payment of amounts necessary to effect indemnification and advancement of expenses, in the Bylaws of the Corporation or in agreements with any Eligible Person.

Section 6.2. Other Rights Not Affected. Nothing contained in this Article VI shall limit or preclude the exercise or be deemed exclusive of any right under the law, by contract or otherwise, relating to indemnification of or advancement of expenses to any individual who is or was a director, officer, employee or agent of the Corporation, or the ability of the Corporation to otherwise indemnify or advance expenses to any such individual. It is the intent of this Article VI to provide indemnification to directors and officers to the fullest extent now or hereafter permitted by law consistent with the terms and conditions of this Article VI. Therefore, indemnification shall be provided in accordance with this Article VI irrespective of the nature of the legal or equitable theory upon which a claim is made, including without limitation negligence, breach of duty, mismanagement, corporate waste, breach of contract, breach of warranty, strict liability, violation of federal or state securities laws, violation of the Employee Retirement Income Security Act of 1974, as amended, or violation of any other state or federal laws.

IN WITNESS WHEREOF, the undersigned officer of Vera Bradley, Inc. caused these Amended and Restated Articles of Incorporation to be signed this          day of April, 2021.

VERA BRADLEY, INC.
By:	/s/ Robert Wallstrom

Title:	Chief Executive Officer

A-2	Vera Bradley, Inc. 2021 Proxy Statement